UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
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☐	Soliciting Material Pursuant to §240.14a-12
OPNEXT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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46429 Landing Parkway
Fremont, CA 94538
December 30, 2010
DEAR STOCKHOLDER:
          You are cordially invited to attend the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Opnext, Inc. (“Opnext”) to be held on Thursday, January 20, 2011, at 10:00 a.m., local time, at the offices of Clarity Partners, LP, 100 North Crescent Drive, Beverly Hills, California 90210.
          At this year’s Annual Meeting you will be asked to:
•	elect three directors to the Opnext Board of Directors as Class I directors for three-year terms of office expiring at the 2013 annual meeting of stockholders;

•	approve the First Amendment (the “First Amendment”) to the Opnext, Inc. Second Amended and Restated 2001 Long-Term Stock Incentive Plan (the “Plan”);

•	ratify the selection of Ernst & Young LLP as our independent registered public accounting firm; and

•	transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.
          Accordingly, the Opnext Board of Directors unanimously recommends that Opnext stockholders vote “FOR” each of the three nominees to the Opnext board of directors, “FOR” the proposal to approve the First Amendment to the Plan and “FOR” the ratification of the selection of Ernst & Young LLP as Opnext’s independent registered public accounting firm.
          In addition to the business to be transacted as described above, management will discuss our developments of the past year and respond to comments and questions of general interest to stockholders.
          Your vote is important. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. Accordingly, whether or not you plan to attend the Annual Meeting, you are requested to vote your shares by promptly completing, signing and dating the enclosed proxy card relating to your shares and returning it in the appropriate envelope provided or by using telephone proxy authorization options detailed on the proxy card. Alternatively, if your shares are held in “street name” by a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the voting of your shares, and you may be able to vote your shares by telephone if your bank, brokerage firm or nominee makes such options available. Submitting a proxy by any of these methods available to you will ensure that your shares can be voted at the Annual Meeting even if you are not there in person.
          Accompanying the following Notice of Annual Meeting and Proxy Statement is a copy of our Annual Report on Form 10-K, filed on June 14, 2010 and our Form 10-K/A, filed on July 29, 2010.
          Thank you for your cooperation and continued support.
Sincerely,

Harry L. Bosco
Chief Executive Officer and President

OPNEXT, INC.
46429 Landing Parkway
Fremont, CA 94538
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 20, 2011
TO THE STOCKHOLDERS OF OPNEXT, INC.:
          NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of Opnext, Inc., a Delaware corporation (“Opnext”), will be held on January 20, 2011 at 10:00 a.m., local time, at the offices of Clarity Partners, LP, 100 North Crescent Drive, Beverly Hills, California 90210 (the “Annual Meeting”), for the following purposes:
1.	To elect three directors to the Opnext Board of Directors as Class I directors for three-year terms of office expiring at the 2013 annual meeting of stockholders;

2.	To approve the First Amendment to the Opnext, Inc. Second Amended and Restated 2001 Long-Term Stock Incentive Plan;

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm to examine the annual financial statements of Opnext for the fiscal year ending March 31, 2011; and

4.	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.
          The foregoing items of business are more fully described in the Proxy Statement following this Notice.
          The Opnext Board of Directors has fixed the close of business on December 16, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any continuation, postponement or adjournment thereof. The transfer books will not be closed. Accompanying this Notice and Proxy Statement is a copy of our Annual Report on Form 10-K, filed on June 14, 2010 and our Form 10-K/A, filed on July 29, 2010.
          You are cordially invited to attend the Annual Meeting. Whether or not you plan to do so, your vote is important. Please either complete, sign and return the accompanying proxy card to Opnext in the enclosed envelope, which requires no postage if mailed in the United States, or use the telephone proxy authorization options detailed on the proxy card. If you hold your shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding voting your shares.
By Order of the Board of Directors

Justin J. O’Neill
Corporate Secretary
Fremont, California
December 30, 2010

Exhibit A — First Amendment to the Opnext, Inc. Second Amended and Restated 2001 Long-Term Stock Incentive Plan

OPNEXT, INC.
46429 Landing Parkway
Fremont, California 94538
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 20, 2011
          This Proxy Statement and accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Opnext, Inc., a Delaware corporation, for use at the 2010 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as “Opnext,” the “Company,” “we,” “us,” “our,” and we may refer to our Board of Directors as the “Board.”
INFORMATION CONCERNING VOTING AND SOLICITATION
General
          The enclosed proxy is solicited by and on behalf of the Board of Directors and is to be voted at the Annual Meeting to be held on Thursday, January 20, 2011, at 10:00 a.m. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. We intend to mail this Proxy Statement and accompanying proxy card on or about January 3, 2011 to all stockholders entitled to vote at the Annual Meeting. The Annual Meeting will be held at the offices of Clarity Partners, LP, 100 North Crescent Drive, Beverly Hills, California 90210.
Who Can Vote
          You are entitled to vote if you were a stockholder of record of our common stock, $.01 par value, as of the close of business on December 16, 2010. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.
Record Date; Shares Outstanding and Quorum
          At the close of business on December 16, 2010, 89,891,592 shares of our common stock were outstanding and entitled to vote. A majority of the outstanding shares of our common stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. A quorum must be established in order to consider any matter.
          Each share of Opnext common stock entitles the holder to one vote on each matter to be considered at the Annual Meeting. If you are a record holder of Opnext common stock, you may vote your shares of Opnext common stock in person at the Annual Meeting or by proxy as described below under “Voting by Proxy; Revocation of Proxies.” There is no cumulative voting. Properly signed proxies that are marked “abstain” are known as abstentions. Abstentions will be counted for the purposes of determining whether a quorum exists at the Annual Meeting.
Voting by Proxy; Revocation of Proxies
          You may vote by completing and mailing the enclosed proxy card. If you sign the proxy card and do not indicate how you want your shares to be voted, your proxy will be voted by the proxy holders named in the enclosed proxy “FOR” each proposal and, in their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement.
          If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Opnext will treat any duly executed proxy as not revoked until it receives a duly executed proxy bearing a later date or, in the case of the death or incapacity of the person executing the same, written notice thereof. Stockholders of record may revoke a proxy by sending to our Corporate Secretary at our principal executive office at 46429 Landing Parkway, Fremont, California 94538, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting in person and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other record holder. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy issued in your name from the record holder, your broker, bank or other nominee.
Voting of Shares
          Stockholders of record as of the close of business on December 16, 2010 are entitled to one vote for each share of our common stock held on all matters to be voted upon at the Annual Meeting. You may vote by attending the Annual Meeting and voting in person. You also may vote by telephone at 1-800-PROXIES or by completing and mailing the enclosed proxy card or the form forwarded by your broker, bank or other holder of record. The telephone voting facilities will close at 11:59 p.m. Eastern Time on January 19, 2011. Stockholders who vote by telephone need not return a proxy card or the form forwarded by their broker, bank or other holder of record by mail. If your shares are held by a broker, bank or other nominee, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.
Counting of Votes
          All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker “non-votes.” Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers generally have discretionary authority to vote only with respect to the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. Brokers, however, do not have discretionary authority to vote on the election of directors or the approval of the amendment to the Company’s Second Amended and Restated 2001 Long-Term Stock Incentive Plan.
          The affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of directors. Votes withheld and broker non-votes will have no effect on the election of directors.
          The approval of the amendment to the Company’s Second Amended and Restated 2001 Long-Term Stock Incentive Plan and the ratification of the selection of Ernst & Young LLP each require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against such proposals. Broker non-votes will be treated as though they are not entitled to vote and will not affect the outcome of the proposal to amend the Company’s Second Amended and Restated 2001 Long-Term Stock Incentive Plan. Because brokers have discretionary authority to vote on the ratification of the selection of Ernst & Young LLP, we do not expect any broker non-votes in connection with the ratification.

Attendance at the Annual Meeting
          In order to attend the Annual Meeting, you will need an admittance ticket or proof of ownership of Opnext common stock as of the close of business on December 16, 2010. You may request an admittance ticket by writing to Opnext’s Corporate Secretary at its principal executive office at 46429 Landing Parkway, Fremont, California 94538. If you are a stockholder whose shares are not registered in your own name and you would like to receive an admittance ticket, then evidence of your stock ownership, which you can obtain from your broker, bank or other holder of record, must accompany your letter. Each stockholder is entitled to vote.
Share Ownership of Directors and Executive Officers
          At the close of business on November 30, 2010, Opnext’s directors and executive officers (and their affiliates) as a group owned and were entitled to vote 10,452,763 shares of Opnext common stock, representing approximately 11.6% of the outstanding shares of Opnext common stock entitled to vote.
Solicitation of Proxies
          We will bear the entire cost of solicitation of proxies, including the preparation, assembly and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, banks, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such services. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at our offices at 46429 Landing Parkway, Fremont, California for the ten days prior to the Annual Meeting, and also at the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
          Our Annual Report on Form 10-K, filed on June 14, 2010, our Form 10-K/A, filed on July 29, 2010, and the Notice of Annual Meeting, Proxy Statement, and proxy card are available at http://investor.opnext.com/annual-proxy.cfm. You may obtain directions to the Annual Meeting by calling Investor Relations at (510) 743-6833.

PROPOSAL NO. 1
ELECTION OF CLASS I DIRECTORS
          Under our Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws”), our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, with members of each class generally serving for a three-year term. Generally, only one class of directors is subject to a stockholder vote each year. Vacancies on the Board (including a vacancy created by an increase in the size of the Board) may be filled only by persons elected by a majority of the directors remaining in office, even though less than a quorum. A director so elected shall hold office until the next annual meeting of stockholders and until a successor shall have been duly elected and qualified, or until such director’s earlier death, disqualification, resignation or removal. The Certificate of Incorporation provides that the size of our Board shall be set by resolution of the Board, but that the number of directors will not be fewer than five nor more than 15.
          At the Annual Meeting, our stockholders will elect three directors to serve until our 2013 annual meeting of stockholders, or until their respective successors are elected and qualified. The candidates listed below were nominated by the Board based on the recommendation of the Nominating/Corporate Governance Committee of the Board.
          Mr. Charles J. Abbe, Mr. Kendall Cowan and Mr. Ryuichi Otsuki are each nominees for re-election to the Board as Class I directors. If re-elected at the Annual Meeting, each of Mr. Abbe, Mr. Cowan and Mr. Otsuki would serve until the 2013 annual meeting of stockholders and until his successor is elected and qualified, or until his earlier retirement, resignation, disqualification, removal or death.
          Each share of our common stock is entitled to one vote for each of the three director nominees and will be given the option of voting “FOR” each nominee or may be “WITHHELD” with respect to any nominee. Cumulative voting is not permitted. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them in favor of the election of each nominee named below unless the proxies direct otherwise. If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve, if elected as a director to our Board, until his term expires and the Board has no reason to believe that any nominee will be unable to serve.
          A director nominee is elected only if he or she received a plurality of the votes cast by the shares present in person or represented by proxy and entitled to vote. This means that the nominee who receives the greatest number of votes for each open seat will be elected. Abstentions, votes withheld and broker non-votes will not be counted to determine whether a nominee has received a plurality of votes cast. Pursuant to the terms of the Bylaws, any director nominee who is an incumbent director and does not receive a plurality of the votes cast will continue as a “holdover” director under Delaware corporation law until his or her successor has been elected and qualified or until the Board has accepted his or her resignation, if earlier.
          Set forth below is certain biographical and other information about the director nominees. There are no family relationships among any of Opnext’s directors or among any of its directors and executive officers.
Class I Nominees for Election for a Three-Year Term Expiring at the 2013 Annual Meeting of Stockholders
CHARLES J. ABBE
          Mr. Charles J. Abbe, age 69, joined the Board in January 2009. Mr. Abbe served as president, chief operating officer and a director of JDS Uniphase Corporation, a provider of communications, test and measurement solutions and optical products, from February 2000 until his retirement in June 2001. He served as president and chief executive officer of Optical Coating Laboratory, Inc. (“OCLI”) from April 1998 until it merged with JDS Uniphase in February 2000. In 1996, Mr. Abbe joined OCLI as vice president and general manager of its principal operating unit. From 1990 to 1996, he served in several positions of increasing responsibility, including senior vice president, electronics sector, at Raychem Corporation. Mr. Abbe practiced business consulting with McKinsey &

Company in San Francisco from 1971 to 1989, serving the last seven years as a senior partner. Mr. Abbe holds a Master’s degree in Business Administration from Stanford University as well as a Master’s degree in Chemical Engineering and a Bachelor’s degree in Chemical Engineering from Cornell University. Mr. Abbe currently serves as a director of both CoSine Communications, Inc. (since 2000) and Cymer, Inc. (since 2003).
          The Board concluded that Mr. Abbe’s significant experience as an executive in, and his resulting knowledge of, the optical industry enables him to contribute significantly to the Board, and that Mr. Abbe’s nearly two decades of service as a business consultant is valuable to the Board, particularly with respect to his ability to bring experiences and knowledge learned in connection with a variety of industries and circumstances.
KENDALL COWAN
          Mr. Cowan, age 56, joined the Board in March 2007 and currently serves as Chairman of the Audit Committee. Mr. Cowan has served as Chairman and Chief Executive Officer of The Cowan Group, LLC, an investment and consulting firm, since January 2000, and Chairman and Chief Executive Officer of Cowan Holdings, Inc. since October 2006. Mr. Cowan is also a shareholder and board member of several privately owned businesses. In addition, Mr. Cowan serves as a board member and chairman of the audit committee of DBSD North America, Inc., a provider of satellite and terrestrial wireless service, and as a board member of Lea County Bancshares, Inc. Mr. Cowan was the Chief Financial Officer of Alamosa Holdings, Inc., a wireless telephone network operator, from December 1999 until February 2006. He became a partner in an international public accounting firm in 1983, and from January 1986 until September 1993 he was a partner at Coopers & Lybrand. He received his Bachelor’s degree in Business Administration in accounting in 1976 from Texas Tech University. He is a Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.
          The Board concluded that Mr. Cowan’s extensive experience in accounting, investing and consulting, and his experience serving on the audit committee of another company and the board of directors of other companies, are valuable assets to the Board and allow him to contribute significantly, particularly in Mr. Cowan’s role as Chairman of our Audit Committee and as an Audit Committee financial expert.
RYUICHI OTSUKI
          Mr. Otsuki, age 52, joined the Board in December 2005. He is currently the Executive General Manager, Global Business Planning & Operations Division, Information & Telecommunication Systems Company of Hitachi, Ltd. and has held various positions at Hitachi, Ltd. from 1981 until the present, including Vice President, Business Planning and Coordination at Hitachi Data Systems and Hitachi PC Corporation as well as many functions within the Global Business Planning and Operation Division. Mr. Otsuki graduated from Nagoya University School of Law.
          The Board concluded that Mr. Otsuki’s nearly three decades of experience in executive positions with Hitachi, Ltd. and its affiliates, and his resulting knowledge of the technology industry and related operational and strategic issues companies in our industry tend to encounter, enable him to contribute significantly to the Board in light of our business and structure.
     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE NAMED NOMINEES LISTED ABOVE.
Class II Directors Continuing in Office until the 2011 Annual Meeting of Stockholders
DR. ISAMU KURU
          Dr. Kuru, age 71, joined the Board in March 2007. Dr. Kuru held a number of positions in both the U.S. and Japan from 1962 until his retirement in 2005. Dr. Kuru was the President and Representative Director of NEXNET, Inc., Japan, a wireless network operator, from 2002 until 2005. From 1990 until 2001, Dr. Kuru served in a number of positions at Motorola, Inc., specifically as Senior Vice President, Motorola, Inc., and President and

Representative Director, Motorola Japan. He also had a distinguished career spanning 28 years with Toshiba Corporation in both Japan and the U.S, where he served in a number of positions, including general manager of new business strategy, general manager of the semiconductor engineering center, and group executive of the technology semiconductor group. Dr. Kuru holds an undergraduate degree in Electrical Engineering and a Ph.D. in Electrical Engineering from Kyoto University. He has also been engaged in research at Stanford University, Sheffield University and completed the Advanced Management Program at Harvard University.
          The Board concluded that Dr. Kuru’s extensive experience serving in executive positions at significant international telecommunications and technology companies, and his resulting knowledge of the telecommunications and technology industries and related operational and strategic issues companies in our industry tend to encounter, enable him to contribute significantly to the Board.
DAVID LEE
          Dr. Lee, age 61, joined the Board in 2000 and serves as Co-Chairman of the Board and Chairman of the Nominating/Corporate Governance Committee. He is a co-founder and Managing General Partner of Clarity Partners, LP, a private equity firm based in Beverly Hills, California. Prior to the formation of Clarity Partners, Dr. Lee co-founded Global Crossing, Ltd., a global broadband communication services provider, serving as President and Chief Operating Officer from 1997 until 2000, as well as a member of the board of directors from 1997 until 2001. From 1989 until 1997, Dr. Lee was a Managing Director at Pacific Capital Group, a private equity firm. Prior to joining Pacific Capital Group, Dr. Lee was Group Vice President of Finance and Acquisitions at TRW Information Systems Group. He has also held various executive positions at Comsat, a satellite communications company, and practiced public accounting at Arthur Andersen LLP. Dr. Lee is the Chairman of the Board of Overseers of the University of Southern California, Keck School of Medicine. Dr. Lee is a trustee of The J. Paul Getty Trust, the California Institute of Technology, and the University of Southern California and a director of Trust Company of the West, an investment management firm. Dr. Lee is a graduate of McGill University and holds a Doctorate in Physics with a minor in Economics from the California Institute of Technology.
          The Board concluded that Dr. Lee’s unique combination of an in-depth understanding of optical technology and extensive experience in finance, accounting and investing is valuable to the Board and allows him to contribute significantly. The Board also concluded that Dr. Lee’s experience founding and serving as President of a large, global telecommunications company enables Dr. Lee to bring a valuable perspective to the Board, and that his experience serving as a director or trustee on the boards of other entities is of significant value to his service on the Board.
PHILIP F. OTTO
          Mr. Otto, age 69, joined the Board in January 2009. Mr. Otto served as chief executive officer and director at Schilling Robotics, Inc., a privately held manufacturer of subsea control systems, remotely operated vehicles and other high technology equipment for offshore oil and gas exploration and production from February 2008 through June 2009. In 2006 and 2007, Mr. Otto was president, chief executive officer and director of Optical Communication Products, Inc., a fiber optic component supplier, until its acquisition by Oplink Communications Inc. in 2007. From 2003 to 2006 and earlier from 1998 to 1999, Mr. Otto was a corporate strategic and financial advisor providing financial, strategic and business development services to technology and growth-oriented companies and investors. From 2000 to 2003, Mr. Otto was the chairman and chief executive at MedioStream, Inc., a multi-media software company. Prior to that, Mr. Otto served as chief financial officer of California Microwave from 1975 to 1981 and later as chairman and chief executive officer from 1992 to 1997. From 1989 to 1991, Mr. Otto served as the chief financial officer of General Cellular Corporation until its acquisition by Western Wireless Corp., and from 1986 to 1988, he was the founder and chief executive officer of Technology Investment Associates and Netline Communications Corp. Mr. Otto holds a B.S. in engineering from Yale University and an MBA from Harvard Business School. Mr. Otto is not related to John F. Otto, Jr.
          The Board concluded that Mr. Otto’s significant experience as an executive in, and his resulting knowledge of, the optical and technology industries, as well as his experience as a strategic and financial advisor to technology companies, enable him to contribute significantly and bring a valuable perspective to the Board, particularly with respect to our strategic decisions.

Class III Directors Continuing in Office until the 2012 Annual Meeting of Stockholders
HARRY L. BOSCO
          Mr. Bosco, age 65, has served as our president and chief executive officer since December 9, 2010. Mr. Bosco has also served as a member of the Board since November 2000 and was appointed Chairman of the Board on April 1, 2009. Mr. Bosco previously served as our president and chief executive officer from November 2000 until his retirement from the Company as an officer and employee on March 31, 2009. Mr. Bosco served in various management, engineering and executive positions at Lucent Technologies, AT&T and Bell Laboratories from 1965 until October 2000, including as Optical Networking Group President. Mr. Bosco holds an Associate of Science and Bachelor of Science in Electrical Engineering from Pennsylvania State University/Monmouth University and a Master’s degree in Electrical Engineering from Polytechnic Institute of New York. Mr. Bosco has served as a director of Arris, Inc. since 2002.
          The Board concluded that Mr. Bosco’s service as our president and chief executive officer, his resulting extensive knowledge of our business, operations, products and industry and unique relationship with both the Board and management, as well as his more than three decades of service in various management, engineering and executive positions at large, international telecommunications companies, is valuable to the Board and enables Mr. Bosco to make a significant contribution in his role as Chairman, especially with respect to the operational and strategic issues we encounter.
SHINJIRO IWATA
          Mr. Iwata, age 62, joined the Board in May 2009. Mr. Iwata began his career at Hitachi, Ltd., in 1972 in the Overseas Business Department and has held numerous key positions within the company, including most recently serving as Corporate Vice President and Executive Officer, CEO of Service & Global Business, Information & Telecommunication Systems Company of Hitachi, Ltd. since March 2009. From March 2006 until March 2009, he served as Executive Vice President of Hitachi Global Storage Technologies, Inc., with responsibility for various fields, such as sales, operations, logistics, marketing and business planning. Prior to that, Mr. Iwata served as CEO of Hitachi Data Systems from September 2001 until March 2006. From August 2000 until August 2001, Mr. Iwata served as the General Manager of Hitachi Ltd.’s Global Business Development Division. Mr. Iwata served as an Executive Vice President in the storage line of business of Hitachi Data Systems from 1997 until August 2000. Prior to that, Mr. Iwata was Business Planning Department Manager for Hitachi’s Information Systems Group, which is one of the largest business segments of Hitachi, Ltd., starting in 1996. Mr. Iwata is a native of Hyogo, Japan, and holds a Bachelor’s degree in Engineering from Waseda University.
          The Board concluded that Mr. Iwata’s extensive experience in executive positions with Hitachi, Ltd. and its affiliates, and his resulting knowledge of the technology industry and the operational and strategic issues companies in our industry tend to encounter, enable him to contribute significantly to the Board in light of our business and structure.
JOHN F. OTTO, JR.
          Mr. Otto, age 62, joined the Board in February 2007 and currently serves as Chairman of the Compensation Committee. An investment banker by training, Mr. Otto’s career has extended over 30 years and included various positions, including Managing Director at Merrill Lynch & Co., Senior Managing Director at Bear Stearns & Co., Inc. and Managing Director at Salomon Brothers/Salomon Smith Barney/Citigroup, from which he retired in 2002. He has been a Principal of Waterfront Partners, LLC, a private equity investment firm, since 2003. Mr. Otto is a graduate of Boston College and holds an M.B.A. degree from Columbia University Graduate School of Business. Mr. Otto is not related to Philip F. Otto.
          The Board concluded that Mr. Otto’s more than 30 years of experience in finance, investment banking and management are valuable assets to the Board and allow him to contribute significantly, particularly as a member of our Audit Committee and in light of the fact that the Company remains a young public company operating in a capital intensive and consolidating industry.

WILLIAM L. SMITH
          Mr. Smith, age 53, joined the Board in April 2009. Mr. Smith has been at AT&T since February 1979, and since January 2010 has served as President, AT&T Network Operations, where he is responsible for all network-related operations across AT&T’s global service footprint, including AT&T’s global network operations center, mobility and wireline central offices, undersea cable infrastructure, construction and engineering with wireless field operations, core installation and maintenance, and U-verse field operations. From March 2008 to January 2010, Mr. Smith was President, Local Network Operations at AT&T, where he was responsible for all local network-related operations across AT&T’s domestic footprint, from October 2007 to March 2008, Mr. Smith was AT&T’s Executive Vice President — Shared Services in charge of mass market and enterprise operations, corporate real estate, procurement, regional wireline planning and business planning and integration and from January 2007 to October 2007, he served as AT&T’s Senior Vice President of Network Operations in the Southeast. Before AT&T’s acquisition of BellSouth Corporation (“BellSouth”) in December 2006, Mr. Smith served as Chief Technology Officer for BellSouth from 2001 until December 2006, responsible for setting the overall technology direction for BellSouth’s core infrastructure. In that position, he was responsible for network and operations technology, internet protocol applications, next generation strategy and BellSouth Entertainment, LLC. A native of Asheville, N.C., Mr. Smith graduated with honors from North Carolina State University at Raleigh in 1979, and is on the Board of Advisors for the graduate school there. He is the former Chairman of the Board of the Make a Wish Foundation of Georgia and Alabama and has served on several other non-profit boards.
          The Board concluded that Mr. Smith’s extensive experience in executive positions with AT&T, and his resulting knowledge of the telecommunications industry and related operational and strategic issues, enable him to contribute significantly to the Board in light of our business, products and customers, especially with respect to strategic and operational issues we encounter.

PROPOSAL NO. 2
APPROVAL OF FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED
2001 LONG-TERM STOCK INCENTIVE PLAN
Introduction
          On December 22, 2010, subject to approval by our stockholders pursuant to this proxy statement, the Compensation Committee of our Board of Directors (the “Compensation Committee”) adopted the First Amendment (the “First Amendment”) to the Opnext, Inc. Second Amended and Restated 2001 Long-Term Stock Incentive Plan (the “Plan”). A copy of the First Amendment is attached to this proxy statement as Exhibit A. The First Amendment amends the Plan to:
•	Increase the aggregate number of shares of our common stock with respect to which awards may be granted under the Plan by an additional 8,500,000 shares, from 19,000,000 shares to a total of 27,500,000 shares; and

•	Prohibit our Board of Directors or Compensation Committee from taking any action under the Plan that would constitute a “repricing” within the meaning of the rules and listing standards of The Nasdaq Stock Market (or such other principal national securities market or exchange on which our common stock is then listed), without the approval of our stockholders.
          The increase in shares is intended to provide us with additional shares for the grant of stock-based awards to our executives and other employees, thereby linking their compensation to shareholder value creation and providing a mix of compensation elements in their overall pay packages. Our Board of Directors believes that both (i) the increase in the aggregate number of shares of common stock with respect to which awards may be granted under the Plan, and (ii) the prohibition on “repricing” without stockholder approval are desirable to accomplish the objectives of the Plan as discussed below and are in the best interest of our stockholders.
          The material features of the Plan, as amended by the First Amendment, are described below. The description in this proposal is qualified in its entirety by reference to the full text of the Plan and the First Amendment.
Summary of the Plan
          The Opnext, Inc. 2001 Long-Term Stock Incentive Plan originally became effective as of July 31, 2001 (the “Original Plan”). The Original Plan was amended and restated in its entirety by the Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan, which was amended by the first amendment thereto on December 12, 2007 (the “First Amended and Restated Plan”). On August 5, 2008, our Board of Directors adopted, and on January 6, 2009, our stockholders approved, the Plan, which amended and restated the First Amended and Restated Plan.
          As of November 30, 2010, grants covering approximately 14,947,445 shares were outstanding under the Plan, and 3,729,445 shares remained available for issuance under the Plan.
          Shares Available for Awards
          Subject to certain adjustments set forth in the Plan, the maximum number of shares of our common stock that may be issued or awarded under the Plan, without giving effect to the First Amendment increasing the number of shares available for grant thereunder, is 19,000,000 shares. If the First Amendment is approved by our stockholders, the maximum number of shares of our common stock with respect to which awards may be granted under the Plan will be increased by an additional 8,500,000 shares to 27,500,000 shares. If any shares covered by an award granted under the Plan are forfeited, or if an award expires, terminates or is canceled (other than by reason of exercise or vesting), then the shares covered by the award will again be available for grant under the Plan.

          Administration
          With respect to stock option grants and other awards granted to our non-employee directors, the Plan is administered by our Board of Directors. With respect to all other awards, the Plan is administered by the Compensation Committee of our Board of Directors (the “Compensation Committee”). In addition, our Board of Directors may at any time exercise any rights and duties of the Compensation Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) are required to be determined in the sole discretion of the committee. The plan administrator has the exclusive authority to administer the Plan, including, but not limited to: the authority to designate participants, determine the types of awards, the terms and conditions of awards, the payment terms of awards and to interpret the Plan and make any other determination that it deems necessary for the administration of the Plan.
          Eligibility
          Persons eligible to participate in the Plan include all members of our Board of Directors (ten individuals) and all employees and consultants of ours and our subsidiaries, as determined by the plan administrator. Only our employees and employees of our qualifying corporate subsidiaries are eligible to be granted options that are intended to qualify as “incentive stock options” under Section 422 of the Code. As of November 30, 2010, approximately 657 individuals were eligible to participate in the Plan.
          Awards
          The Plan allows us to grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, dividend equivalents, restricted stock units, performance bonus awards and performance-based awards to eligible individuals. Except as otherwise provided by the plan administrator, no award granted under the Plan may be assigned, transferred or otherwise disposed of by the grantee, except by will or the laws of descent and distribution. The maximum number of shares of our common stock which may be subject to awards granted to any one participant during any calendar year is 1,000,000 and the maximum amount that may be paid to a participant in cash during any calendar year with respect to cash-based awards is $1,500,000.
          Stock Options
          Stock options, including incentive stock options as defined under Section 422 of the Code, and nonqualified stock options, may be granted under the Plan. The option exercise price of stock options granted pursuant to the Plan may not be less than 100% of the fair market value of our common stock on the date of grant. No incentive stock option may be granted to a grantee who owns more than 10% of our stock unless the exercise price is at least 110% of the fair market value at the time of grant. Notwithstanding whether an option is designated as an incentive stock option, to the extent that the aggregate fair market value of the shares with respect to which such option is exercisable for the first time by any optionee during any calendar year exceeds $100,000, such excess will be treated as a nonqualified stock option. Payment for the exercise price of an option may be made in cash, or its equivalent, or, with the consent of the plan administrator, by exchanging shares owned by the optionee or through delivery of instructions to a broker to sell the shares otherwise deliverable upon the exercise of the option and to deliver promptly to us an amount equal to the aggregate exercise price, or a combination of the foregoing, provided the combined value is at least equal to such aggregate exercise price. A participant may be permitted to pay the exercise price of an option or taxes relating to an option’s exercise by delivering shares by presenting proof of beneficial ownership of such shares, in which case we will treat the option as exercised without further payment and withhold such number of shares from the shares acquired by the option’s exercise. No participant who is a member of our Board of Directors or an “executive officer” within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate Section 13(k) of the Exchange Act. Stock options may be exercised as determined by the plan administrator, but in no event may the term of any option exceed ten years. In the case of an incentive stock option granted to a person who owns more than 10% of our stock on the date of grant, such term will not exceed five years.

          Restricted Stock
          Eligible employees, consultants and directors may be issued restricted stock pursuant to the Plan in such amounts and on such terms and conditions as determined by the plan administrator. Restricted stock is evidenced by a written restricted stock agreement. The restricted stock agreement contains restrictions on transferability and may contain such other restrictions as the plan administrator may determine, including, without limitation, limitations on the right to vote the restricted stock or the right to receive dividends on the restricted stock. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the plan administrator determines at the time of grant of the award or thereafter.
          Stock Appreciation Rights
          A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of our common stock on the date of exercise of the SAR over the grant price of the SAR. In no event will the per share grant price of a SAR be less than 100% of the fair market value of a share of our common stock on the date of grant. The plan administrator may issue SARs in such amounts and on such terms and conditions as it may determine, consistent with the terms of the Plan. The plan administrator may grant SARs that are settled in cash, in our common stock or in a combination of cash and stock.
          Other Awards under the Plan
          The Plan provides that the plan administrator may also grant or issue dividend equivalents, restricted stock units, performance bonus awards and performance-based awards or any combination thereof to eligible employees, consultants and directors. The term of each such grant or issuance is set by the plan administrator in its discretion. The plan administrator may establish the exercise price or purchase price, if any, of any such award.
          Payments with respect to any such award are made in cash, in common stock or a combination of both, as determined by the plan administrator. Any such award is subject to such additional terms and conditions as determined by the plan administrator and is evidenced by a written award agreement.
          Dividend Equivalents. Dividend equivalents are rights to receive the equivalent value (in cash or common stock) of dividends paid on our common stock. They represent the value of the per share dividends, if any, paid on our common stock, calculated with reference to the number of shares that are subject to any award held by the participant.
          Restricted Stock Units. Restricted stock units may be granted to any participant in such amounts and subject to such terms and conditions as determined by the plan administrator. Each restricted stock unit has a value equal to the fair market value of a share of our common stock. Restricted stock units are paid to participants in cash, shares, other securities or other property, as determined in the sole discretion of the plan administrator. At the time of grant, the plan administrator specifies the date or dates on which the restricted stock units will become vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The plan administrator specifies the purchase price, if any, to be paid by the participant to us for such shares of common stock.
          Performance Bonus Awards. Any participant selected by the plan administrator may be granted a cash bonus payable upon the attainment of performance goals that are established by the plan administrator and relate to any one or more performance criteria determined appropriate by the plan administrator on a specified date or dates or over any period or periods determined by the plan administrator. Any such cash bonus paid to a “covered employee” within the meaning of Section 162(m) of the Code may be a performance-based award as described below.
          Annual Director Grants
          Each individual who is newly elected as a non-employee director will automatically receive a one-time grant of restricted stock units on the date of his or her election to our Board of Directors in an amount equal to $35,000 divided by the fair market value of a share of our common stock on the date of grant (the “Initial Grant”). Subject to the director’s continued service with us, this Initial Grant vests in full on the one-year anniversary of the date of grant.

          Each individual who was initially elected as a non-employee director during the period commencing on February 1, 2007 and ending on December 12, 2007 received a grant of 3,193 restricted stock units on December 12, 2007. Subject to the director’s continued service with us, this grant vested in full on the one-year anniversary of the date of grant.
          Each individual who is elected as a non-employee director at each annual meeting of stockholders or who otherwise continues to be a non-employee director immediately following such meeting will receive a grant of restricted stock units on the date of such meeting in an amount equal to $35,000 divided by the fair market value of a share of our common stock on the date of such meeting (the “Annual Grant”). Subject to the director’s continued service with us, this Annual Grant vests in full on the one-year anniversary of the date of grant. In the event that a newly elected non-employee director is first elected to our Board of Directors on a date other than the date of the annual meeting, then, in addition to the Initial Grant, such director will receive a pro rata grant equal to $35,000 divided by the fair market value of a share of our common stock on the date of his or her election, prorated for the period between the date of the immediately preceding annual meeting and the date of such director’s election to our Board of Directors (the “Pro Rata Grant”). Subject to the director’s continued service with us, this Pro Rata Grant vests in full on the one-year anniversary of the immediately preceding annual meeting. An individual who is initially elected as a non-employee director at an annual meeting will receive both an Initial Grant and an Annual Grant, but not a Pro Rata Grant, on the date of his or her election to our Board of Directors.
          The cash, common stock or other securities or property payable in respect of such vested restricted stock units will, subject to the exception set forth below, be paid to the director upon the earliest to occur of:
•	A “change in control event” within the meaning of Section 409A of the Code,

•	Such director’s “separation from service” from us within the meaning of Section 409A of the Code, and

•	Such director’s death.
          In the case of an individual who is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), however, the payment will not be made until the date which is six months and one day after the individual’s separation from service (or, if earlier, the date of the individual’s death). To the extent otherwise eligible, any member of our Board of Directors who is also an employee who subsequently retires from employment and remains on our Board of Directors will receive, at each annual meeting of stockholders after his or her retirement from employment, an Annual Grant.
          Performance-Based Awards
          The plan administrator may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based awards within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Other than with respect to options and SARs, participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the plan administrator for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on shareholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share, and market share. These performance criteria may be measured in absolute terms or as compared to any incremental increase or as compared to results of a group. With regard to a particular performance period, the plan administrator has the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the plan administrator may reduce or eliminate (but not increase) the award. Generally, a participant has to be employed by us or our qualifying subsidiaries on the date the performance-based award is paid to be eligible for a performance-based award for any period. Any such award will be subject to such additional terms and conditions as are required by Section 162(m) of the Code.
          Foreign Participants
          In order to comply with the laws in other countries in which we and our subsidiaries operate or have persons eligible to participate in the Plan, the plan administrator has the power to determine which of our subsidiaries are covered by the Plan, to determine which of our directors, employees and consultants outside the U.S. are eligible to participate in the Plan, to modify the terms and conditions of any award granted to such eligible individuals to comply with applicable foreign laws, to establish subplans and modify any terms and procedures (with certain exceptions), and to take any action that it deems advisable with respect to local governmental regulatory exemptions or approvals.
          Adjustments
          If there is any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of our assets to stockholders, or any other change affecting the shares of our stock or the share price of our stock, the plan administrator will make proportionate adjustments, in order to reflect such change with respect to (i) the aggregate number and type of shares that may be issued under the Plan, (ii) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto), or (iii) the grant or exercise price per share for any outstanding awards under the Plan. Any adjustment affecting an award intended as “qualified performance-based compensation” will be made consistent with the requirements of Section 162(m) of the Code. The plan administrator also has the authority under the Plan to take certain other actions with respect to outstanding awards in the event of a corporate transaction, including provision for the cash-out, termination, assumption or substitution of such awards.
          Change in Control
          Except as may otherwise be provided in any written agreement between the participant and us, in the event of a “change in control” (as defined in the Plan) in which awards are not converted, assumed, or replaced by the successor, such awards will become fully exercisable and all forfeiture restrictions on such awards will lapse. Upon, or in anticipation of, a change in control, the plan administrator may cause any and all awards outstanding under the Plan to terminate at a specific time in the future and will give each participant the right to exercise such awards during a period of time as the plan administrator, in its sole and absolute discretion, will determine.
          Termination or Amendment
          Our Board of Directors may terminate, amend, or modify the Plan at any time. We must, however, obtain stockholder approval for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, to increase the number of shares available under the Plan, to permit the grant of options with an exercise price below fair market value on the date of grant, or to extend the exercise period for an option beyond ten years from the date of grant.
          Repricing
          Without giving effect to the First Amendment, the Plan does not include an express prohibition on the repricing of awards. If the First Amendment is approved, the Plan will be amended to provide that neither our Board of Directors nor our Compensation Committee may, without the approval of our stockholders, take any action with respect to awards that would constitute a “repricing” within the meaning of the rules and listing standards of The Nasdaq Stock Market (or such other principal national securities market or exchange on which our common stock is then listed).

          Section 409A of the Code
          To the extent that the plan administrator determines that any award granted under the Plan is subject to the deferred compensation rules under Section 409A of the Code, the award agreement evidencing such award will incorporate the terms and conditions required by Section 409A of the Code. In the event that the plan administrator determines that any award may be subject to Section 409A of the Code, the Plan and any applicable awards may be modified to exempt the awards from Section 409A of the Code or comply with the requirements of Section 409A of the Code.
          Federal Income Tax Aspects of Awards under the Plan
          The Federal income tax consequences of the Plan under current federal income tax law are summarized in the following discussion which deals with the general tax principles applicable to the Plan and is intended for general information only. The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. The following does not describe other Federal taxes, or foreign, state or local income taxes which may vary depending on individual circumstances and from locality to locality.
          Section 409A of the Code. Certain types of awards under the Plan, including restricted stock units and dividend equivalents, may constitute, or provide for, a deferral of compensation under Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties).
          Stock Options. If an option qualifies for incentive stock option treatment, the optionee will recognize no income upon grant or exercise of the option except that at the time of exercise, the excess of the then fair market value of the common stock over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee holds the shares for more than two years after grant of the option and more than one year after exercise of the option, upon an optionee’s sale of his or her shares of common stock, any gain will be taxed to the optionee as capital gain. If the optionee disposes of his or her shares of common stock prior to the expiration of one or both of the above holding periods, the optionee generally will recognize ordinary income in an amount measured as the difference between the exercise price and the lower of the fair market value of the common stock at the exercise date or the sale price of the common stock. Any gain recognized on such a disposition of the common stock in excess of the amount treated as ordinary income will be characterized as capital gain. We will generally be allowed a business expense deduction to the extent the optionee recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.
          An optionee will not recognize any taxable income at the time the optionee is granted a nonqualified stock option. However, upon exercise of the option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of the common stock over the exercise price, and we will be entitled to a corresponding deduction at the time of exercise, subject to Sections 162(m) and 280G of the Code. Upon an optionee’s sale of such shares, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the common stock has been held for at least the applicable long-term capital gain period (currently 12 months).
          Stock Appreciation Rights. Generally, stock appreciation rights will not be taxable to the participant at grant. Upon exercise of the stock appreciation right, the fair market value of the shares received, determined on the date of exercise, or the amount of cash received in lieu of shares, will be taxable to the participant as ordinary income in the year of such exercise. We will generally be entitled to a business expense deduction to the extent that the grantee recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.
          Restricted Stock. Generally, a participant will not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code, until such time as the restricted stock is no longer subject to the substantial risk of forfeiture. At that time, the participant will be taxed on the difference between the fair market value of the common stock and the amount the participant paid, if any, for such restricted stock. However, the recipient of restricted stock under the Plan may make an election under Section 83(b) of the Code to be taxed with respect to the restricted stock as of the date of transfer of the restricted stock rather than the date or dates upon which the restricted stock is no longer subject to a substantial risk of forfeiture and the participant would otherwise be taxable under Section 83 of the Code. We will generally be entitled to a deduction at the time that the participant recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.
          Dividend Equivalents. A participant generally will not recognize taxable income at the time of the grant of dividend equivalents, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the grantee will recognize ordinary income, and we will be entitled to a corresponding deduction.
          Restricted Stock Units. The participant generally will not recognize taxable income at the time of the grant of restricted stock units, and we will not be entitled to a deduction at that time. When an award is paid, whether in cash or common stock, the participant will have ordinary income, and we will be entitled to a corresponding deduction. Restricted stock units may be subject to Section 409A of the Code, and the failure of any restricted stock unit that is subject to Section 409A of the Code to comply with Section 409A of the Code may result in taxable income to the grantee upon vesting (rather than at such time as the award is paid). Furthermore, an additional 20% penalty tax may be imposed under Section 409A of the Code, and certain interest penalties may apply.
          Section 162(m) of the Code. In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent that total compensation for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m) of the Code, the deduction limit does not apply to certain “qualified performance-based compensation.”
          In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires that:
•	The compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals;

•	The performance goals must be established by a compensation committee comprised of two or more “outside directors”;

•	The material terms of the performance goals must be disclosed to and approved by the shareholders; and

•	The compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.
          Pursuant to a special rule under Section 162(m) of the Code, stock options and stock appreciation rights will satisfy the “qualified performance-based compensation” exception if (1) the awards are made by a qualifying compensation committee, (2) the Plan sets the maximum number of shares that can be granted to any person within a specified period and (3) the compensation is based solely on an increase in the stock price after the grant date.
          The Plan is designed to permit the Compensation Committee to grant stock options and stock appreciation rights which will qualify as “qualified performance-based compensation.” In addition, the Plan gives the Compensation Committee the ability to grant other performance-based awards which are intended to qualify as “qualified performance-based compensation.”
          Other Considerations
          Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G of the Code, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the recipient.
          The Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code. Special rules may apply to a participant who is subject to Section 16 of the Exchange Act. Certain additional special rules apply if the exercise price for an option is paid in shares of common stock previously owned by the participant rather than in cash.
New Plan Benefits
          The number of awards that our named executive officers and other employees may receive under the Plan is in the discretion of the Compensation Committee, and therefore, cannot be determined in advance. As described above, each of our non-employee directors who is newly elected as non-employee director will automatically receive a one-time Initial Grant of restricted stock units on the date of his or her election to the Board in an amount equal to $35,000 divided by the fair market value of a share of our common stock on the date of grant. Subject to the director’s continued service with us, this Initial Grant will vest in full on the one-year anniversary of the date of grant. In addition, each individual who is elected as a non-employee director at each annual meeting of stockholders or who otherwise continues to be a non-employee director immediately following such meeting will receive an Annual Grant of restricted stock units on the date of such meeting in an amount equal to $35,000 divided by the fair market value of a share of our common stock on the date of such meeting. Subject to the director’s continued service with us, this Annual Grant will vest in full on the one-year anniversary of the date of grant. In the event that a newly elected non-employee director is first elected to our Board of Directors on a date other than the date of the annual meeting, then, in addition to the Initial Grant, such director will receive a Pro Rata Grant equal to $35,000 divided by the fair market value of a share of our common stock on the date of his or her election, prorated for the period between the date of the immediately preceding annual meeting and the date of such director’s election to our Board of Directors. Subject to the director’s continued service with us, this Pro Rata Grant vests in full on the one-year anniversary of the immediately preceding annual meeting. An individual who is initially elected as a non-employee director at an annual meeting will receive both an Initial Grant and an Annual Grant, but not a Pro Rata Grant, on the date of his or her election to our Board of Directors.
          Certain tables below under the general heading “Executive Compensation,” including the Summary Compensation Table, Grants of Plan-Based Awards Table, and Outstanding Equity Awards at Fiscal Year End Table set forth information with respect to prior awards granted to our individual named executive officers under the Plan. In addition, the table below sets forth the estimated awards of all types to be made under the Plan, as amended by the First Amendment, during the fiscal year ending March 31, 2011.
          Except with respect to the annual grants to our non-employee directors, awards under the Plan are subject to the discretion of the Compensation Committee, and the Compensation Committee has not made any determination with respect to future grants to any individuals under the Plan as of the date of this proxy statement. Therefore, it is not possible to determine the future benefits that will be received by participants, except for the annual non-employee director grants.

New Plan Benefits
Under Second Amended and Restated 2001 Long-Term Stock Incentive Plan
(as amended by the First Amendment)

		Number of
		Shares/Units
		Covered
Name	Dollar Value ($)	by Awards
Harry L. Bosco, Director, Chief Executive Officer and President (1)	(3)	(3)
Gilles Bouchard, Former Chief Executive Officer and President (2)	(3)	(3)
Michael C. Chan, President, Opnext Subsystems, Inc.	(3)	(3)
Tadayuki Kanno, President, Modules and Devices Business Unit, Opnext Japan, Inc.	(3)	(3)
Robert J. Nobile, Senior Vice President & Chief Financial Officer	(3)	(3)
Justin J. O’Neill, Senior Vice President, General Counsel and Secretary	(3)	(3)
All current executive officers as a group	(3)	(3)
All current directors who are not executive officers as a group	$245,000 (4)	(3)
All employees who are not executive officers as a group	(3)	(3)

(1)	The Board of Directors appointed Mr. Bosco, our current non-executive Chairman of the Board, to the position of Chief Executive Officer and President on an interim basis, effective December 9, 2010.

(2)	Mr. Bouchard resigned from his offices as Chief Executive Officer and President effective December 9, 2010.

(3)	Not determinable at this time.

(4)	Assumes that each non-employee director will receive an annual grant of restricted stock units with a value of $35,000 on the date of the annual meeting of stockholders, except for each of Mr. Otsuki and Mr. Iwata, who have each declined to receive compensation pursuant to our director compensation program for his respective service as a director.
          The following table provides information as of November 30, 2010, with respect to awards granted under the Plan to our individual named executive officers and other groups since the inception of the Original Plan in 2001.
Awards Granted Under Second Amended and Restated Stock Plan
Since Inception of Plan Through November 30, 2010

		Number of
		Shares		Number of
	Number of	Underlying	Number of	Shares
	Shares Underlying	Restricted Stock	Restricted	Underlying SAR
Name and Position	Option Grants	Unit Grants	Stock Grants	Grants
Harry L. Bosco, Director, Chief Executive Officer and President (1)	2,200,000	33,839	66,666
Gilles Bouchard, Former Chief Executive Officer and President (2)	2,340,000		40,000
Michael C. Chan, President, Opnext Subsystems, Inc.	655,000		25,000
Tadayuki Kanno, President, Modules and Devices Business Unit, Opnext Japan, Inc.	420,000		15,000	16,666
Robert J. Nobile, Senior Vice President & Chief Financial Officer	470,000		16,666
Justin J. O’Neill, Senior Vice President, General Counsel and Secretary	380,000
All Current Executive Officers as a Group	4,949,666	33,839	173,331	33,332
All Directors Who Are Not Executive Officers as a Group		305,061	6,843

		Number of
		Shares		Number of
	Number of	Underlying	Number of	Shares
	Shares Underlying	Restricted Stock	Restricted	Underlying SAR
Name and Position	Option Grants	Unit Grants	Stock Grants	Grants
Charles Abbe, Director		47,893
Kendall Cowan, Director		39,000	2,281
Shinjiro Iwata, Director
Isamu Kuru, Director		39,000	2,281
David Lee, Director		38,088
Ryuichi Otsuki, Director
John F. Otto, Director		39,000	2,281
Philip F. Otto, Director		47,893
William L. Smith, Director		54,187
All Employees Who Are Not Executive Officers as a Group	10,937,821		114,997	860,328

(1)	The Board of Directors appointed Mr. Bosco, our current non-executive Chairman of the Board, to the position of Chief Executive Officer and President on an interim basis, effective December 9, 2010.

(2)	Mr. Bouchard resigned from his offices as Chief Executive Officer and President effective December 9, 2010.
          Required Vote for Approval and Recommendation of the Board of Directors
          The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Annual Meeting and entitled to vote on the proposal is required to approve and adopt the proposed First Amendment. Abstentions will have the effect of a vote against this proposal. Broker non-votes will be treated as though they are not entitled to vote and will not affect the outcome of this proposal.
          If our stockholders do not approve this proposal, the Plan will remain in full force without giving effect to the First Amendment, and we may continue to grant awards under the Plan.
          As noted above, our Board of Directors believes that both the share increase and the repricing prohibition included in the First Amendment are desirable to accomplish the objectives of the Plan and are in the best interest of our stockholders. The increase in shares is intended to provide us with additional shares under the Plan that will enable us to provide an incentive to executive officers and other employees, aligning their compensation with shareholder value creation, and thereby helping our company grow and our share price to increase over time.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED 2001 LONG-TERM STOCK INCENTIVE PLAN.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee of the Board (the “Audit Committee”) has selected Ernst & Young LLP as Opnext’s independent registered public accounting firm for the fiscal year ending March 31, 2011, and has further directed that management submit this selection for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited Opnext’s financial statements since the fiscal year ending March 31, 2004. A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, but will be available by telephone to respond to appropriate questions.
          Stockholder ratification of the selection of Ernst & Young LLP as Opnext’s independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Opnext and its stockholders.
          The holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this matter must vote “FOR” this proposal in order for the selection of Ernst & Young LLP to be ratified. Abstentions will be counted towards the tabulation of votes cast on this proposal and will have the same effect as negative votes. Because brokers have discretionary authority to vote on the ratification, we do not expect any broker non-votes in connection with the ratification.
          THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OPNEXT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND RELATED STOCKHOLDER MATTERS
     The following table provides information as of March 31, 2010 with respect to shares of our common stock that may be issued under our existing equity compensation plans.
Equity Compensation Plan Information

Number of securities
remaining available
for future issuance under
	Number of securities to be	Weighted-average	equity compensation plans
	issued upon exercise of	exercise price of	(excluding securities
	outstanding options,	outstanding options,	reflected in
	warrants and rights	warrants and rights	column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	14,204,722	$6.41	4,632,455
Equity compensation plans not approved by security holders	—	—	—
Total	14,204,722		4,632,455
Beneficial Ownership Table
     The following table sets forth certain information regarding the beneficial ownership of our common stock: (1) as of November 30, 2010 by each director and nominee, (2) as of November 30, 2010 by our Named Executive Officers, (3) as of November 30, 2010 by all of our directors and executive officers as a group and (4) as of December 31, 2009 by each person known by us to beneficially own more than five percent of our common stock.
     The address for each of the individuals listed under “Directors and Named Executive Officers” in the table below is Opnext, Inc., 46429 Landing Parkway, Fremont, California 94538.

Name of Beneficial Owner 5% Stockholders	Common Stock Beneficially Owned (1)(2)
	Number of		Percent
	Shares		of Total
Hitachi, Ltd.	29,343,334	(3)	32.6%
Clarity Partners, L.P.	7,527,420	(4)(5)	8.4%
Clarity Opnext Holdings II, LLC	—		—
Clarity Management, L.P.	—		—
Marubeni Corporation	6,350,000	(6)	7.1%
Marubeni America Corporation	—		—
FMR LLC	7,191,806	(7)	8.1%
Edward C. Johnson 3d	—		—
Directors and Named Executive Officers
Harry L. Bosco	696,688	(8)	*
Dr. David Lee	7,565,508	(5)(9)	8.4%
Shinjiro Iwata	—		*
Charles J. Abbe	47,893	(10)	*
John F. Otto, Jr.	41,281	(11)	*
Philip F. Otto	58,027	(12)	*
Kendall W. Cowan	41,281	(11)	*
Dr. Isamu Kuru	41,281	(11)	*
Ryuichi Otsuki	—		*
William L. Smith	54,187	(13)	*
Gilles Bouchard	606,580	(14)	*
Michael C. Chan	367,917	(15)	*
Tadayuki Kanno	171,486	(16)	*
Robert J. Nobile	188,806	(17)	*
Justin J. O’Neill	160,000	(18)	*
All directors and executive officers as a group (18 individuals)	10,452,763	(5)(8)(9)(10)(11)(12) (13)(14)(15)(16)(17)(18)	11.6%

*	Less than 1%.

(1)	Beneficial ownership is determined under the rules of the SEC, and includes voting or investment power with respect to the securities. Information in this table is based on our records and information provided by directors, nominees, Named Executive Officers, executive officers and in information filed with the SEC. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and nominees, Named Executive Officers and executive officers has sole voting and/or investment power with respect to such shares, including shares held in trust.

(2)	The number of shares of common stock outstanding used in calculating the percentage for each listed person is based on 89,891,592 shares of our common stock outstanding as of November 30, 2010, and also includes, with respect to each person, the shares of common stock underlying options held by that person that were exercisable as of November 30, 2010 or within 60 days of such date, but excludes shares of common stock underlying options held by any other person and any vested and unvested restricted stock units that are deliverable on a date that is at least 60 days following the record date.

(3)	Based upon a Form 3, as amended, dated as of February 19, 2007, and a Form 4, dated as of February 16, 2007, as filed with the SEC by Hitachi, Ltd. reporting ownership of these shares as of those dates. This figure includes 1,010,000 shares of common stock obtainable within 60 days by the exercise of stock options. The address of Hitachi, Ltd. is 6-6, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8280 Japan.

(4)	The address of Clarity Partners, L.P., Clarity Opnext Holdings II, LLC and Clarity Management, L.P. is 100 North Crescent Drive, Beverly Hills, CA 90210.

(5)	Based upon a Form 3 filed with the SEC on February 7, 2008, and Form 4s as filed by each of David Lee, Clarity Opnext Holdings I, LLC and Clarity Opnext Holdings II, LLC on February 7, 2008, Clarity Partners L.P. holds 4,229,114 shares and Clarity Opnext Holdings II, LLC holds 3,298,306 shares. These figures include 1,000,000 shares of common stock obtainable within 60 days by the exercise of stock options. Clarity GenPar, LLC is the general partner of Clarity Partners, L.P. and Clarity Partners, L.P. is the managing member of Clarity Opnext Holdings II, LLC. Clarity Management, LLC is the general partner of Clarity Management, L.P. (together with Clarity Partners, L.P. and Clarity Opnext Holdings II, LLC, the “Clarity Entities”). Because Dr. David Lee is a managing member of Clarity GenPar, LLC and Clarity Management, LLC, he may be deemed to be the beneficial owner of the shares held by the Clarity Entities, which he disclaims except to the extent of his pecuniary interest therein.

(6)	Based upon a Schedule 13G/A filed by Marubeni Corporation on February 8, 2010. Of the 6,350,000 shares reported as beneficially owned by Marubeni Corporation, 6,000,000 shares are owned directly by Marubeni Corporation and 350,000 shares are owned directly by Marubeni America Corporation, a wholly owned subsidiary of Marubeni Corporation. The address of Marubeni Corporation is 4-2, Ohtemachi 1-Chome, Chiyoda-Ku, Tokyo, MO 100-8088 and the address of Marubeni America Corporation is 450 Lexington Avenue, 35th Floor, New York, New York 10017.

(7)	Based upon a Schedule 13G/A filed by FMR LLC on February 16, 2010. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(8)	Includes (i) 57,849 shares of common stock granted as restricted stock on November 1, 2004, 33,333 shares of which vested on February 20, 2008 and 24,516 shares of which vested on February 20, 2009, (ii) 15,610 vested restricted stock units (“RSUs”) which are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of Mr. Bosco’s separation from service or death or a change of control of the Company, (iii) 18,229 RSUs which will vest on January 27, 2011 and which, once vested, are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of Mr. Bosco’s separation from service or death or a change of control of the Company, (iv) 5,000 shares of common stock purchased on the open market and (v) 600,000 shares of common stock obtainable within 60 days by the exercise of stock options.

(9)	Includes 19,859 vested RSUs which are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of Dr. Lee’s separation from service or death or a change of control of the Company and 18,229 RSUs which will vest on January 27, 2011 and which, once vested, are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of Dr. Lee’s separation from service or death or a change of control of the Company.

(10)	Includes 29,664 vested RSUs which are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of Mr. Abbe’s separation from service or death or a change of control of the Company and 18,229 RSUs which will vest on January 27, 2011 and which, once vested, are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of Mr. Abbe’s separation from service or death or a change of control of the Company.

(11)	Includes 2,281 shares of vested restricted stock, 20,771 vested RSUs which are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of the director’s separation from service or death or a change of control of the Company and 18,229 RSUs which will vest on January 27, 2011 and which, once vested, are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of the director’s separation from service or death or a change of control of the Company.

(12)	Includes 29,664 vested RSUs which are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of Mr. Otto’s separation from service or death or a change of control of the Company, 18,229 RSUs which will vest on January 27, 2011 and which, once vested, are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of Mr. Otto’s separation from service or death or a change of control of the Company and 10,134 shares of common stock issued to Mr. Otto as a participant in the StrataLight Communications, Inc. Employee Liquidity Bonus Plan in accordance with the terms of that certain Agreement and Plan of Merger, dated as of July 9, 2008, among Opnext, Inc., StrataLight Communications, Inc., Omega Merger Sub 1, Inc., Omega Merger Sub 2, Inc. and Jerome S. Contro as the stockholder representative.

(13)	Includes 35,958 vested RSUs which are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of Mr. Smith’s separation from service or death or a change of control of the Company and 18,229 RSUs which will vest on January 27, 2011 and which, once vested, are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of Mr. Smith’s separation from service or death or a change of control of the Company.

(14)	Mr. Bouchard resigned from his offices as Chief Executive Officer and President and as a director effective December 9, 2010. Includes 25,746 shares of common stock granted as restricted stock in connection with Mr. Bouchard’s employment agreement, 12,868 shares of which vested on November 1, 2008 and 12,878 shares of which vested on November 1, 2009. The remaining 580,834 shares of common stock consist of common stock obtainable within 60 days by the exercise of stock options. An additional 675,833 shares of common stock obtainable within 60 days by the exercise of stock options held by Mr. Bouchard vested in connection with Mr. Bouchard’s separation from service with the Company on December 9, 2010.

(15)	Includes 25,000 shares of common stock granted as restricted stock on July 1, 2004, 12,500 shares of which vested on February 20, 2008 and 12,500 shares of which vested on February 20, 2009. The remaining 342,917 shares of common stock consist of common stock obtainable within 60 days by the exercise of stock options, 200,000 of which expired unexercised on December 1, 2010.

(16)	Includes 14,820 shares of common stock granted as restricted stock on July 1, 2004, 7,500 shares of which vested on February 20, 2008 and 7,320 shares of which vested on February 20, 2009. The remaining 156,666 shares of common stock consist of common stock obtainable within 60 days by the exercise of stock options.

(17)	Includes 10,056 shares of common stock granted as restricted stock on July 1, 2004, 5,028 shares of which vested on February 20, 2008 and 5,028 shares of which vested on February 20, 2009. The remaining 178,750 shares of common stock consist of common stock obtainable within 60 days by the exercise of stock options.

(18)	Represents shares of common stock obtainable within 60 days by the exercise of stock options.

EXECUTIVE OFFICERS
     The following sets forth certain current information with respect to the executive officers of the Company:

Name	Age	Position
Harry L. Bosco	65	President and Chief Executive Officer, Chairman of the Board of Directors
Michael C. Chan	56	President, Opnext Subsystems, Inc.
Atsushi (James) Horiuchi	50	Senior Vice President, Global Sales
Tadayuki Kanno	57	President, Modules and Devices Business Unit & Executive Vice President, Opnext Japan, Inc.
Robert J. Nobile	50	Senior Vice President, Finance & Chief Financial Officer
Kei Oki	62	Executive Vice President, Opnext, Inc. & President, Opnext Japan, Inc.
Justin J. O’Neill	52	Senior Vice President, General Counsel & Corporate Secretary
Richard Zoccolillo	48	President, Pluggables Business Unit

Harry L. Bosco. Mr. Bosco was appointed to the position of Chief Executive Officer and President on an interim basis on December 9, 2010. Mr. Bosco has also served as a member of the Board since November 2000 and was appointed Chairman of the Board on April 1, 2009. Mr. Bosco previously served as our President and Chief Executive Officer from November 2000 until his initial retirement from the Company as an officer and employee on March 31, 2009. Mr. Bosco served in various management, engineering and executive positions at Lucent Technologies, AT&T and Bell Laboratories from 1965 until October 2000, including as Optical Networking Group President. Mr. Bosco holds an Associate of Science and Bachelor of Science in Electrical Engineering from Pennsylvania State University/Monmouth University and a Master of Science in Electrical Engineering from Polytechnic Institute of New York. Mr. Bosco has served as a director of Arris, Inc. since 2002.

Michael C. Chan. Mr. Chan has served as President of Opnext Subsystems, Inc., our wholly owned subsidiary, since April 1, 2009. Prior to that, Mr. Chan served as our Executive Vice President of Business Development and Product Portfolio Management from January 2001 until March 31, 2009. Mr. Chan spent more than 18 years with Lucent Technologies, AT&T and Bell Laboratories. Mr. Chan’s most recent position at Lucent Technologies was as Chief Strategy Officer for the Optical Networking Group and prior to that he served as Chairman and President of Lucent Technologies (China) Co., Ltd. Mr. Chan holds a Bachelor of Arts in Physics from Brandeis University and a Master of Science in Operations Research from Columbia University, and is a graduate of the Wharton Advanced Management Program, University of Pennsylvania.

Atsushi (James) Horiuchi. Mr. Horiuchi has served as Senior Vice President of Global Sales since February 2008. Prior to that, Mr. Horiuchi served as our Vice President of North America Sales from April 2003 until February 2008 and as our Director of North America Sales from 2001 until 2003. Mr. Horiuchi has more than 24 years of experience in sales, research and development, manufacturing, and senior management in both Japan and the United States, including more than ten years of experience in the fiber optics industry. Prior to joining the Company, Mr. Horiuchi was Product Marketing Manager — Fiberoptics Department at Infineon Technologies from 1999 until 2001 and Product Marketing Manager — Optics at Hitachi Semiconductor America from 1998 until 1999. Mr. Horiuchi holds an M.B.A. from Santa Clara University.

Tadayuki Kanno. Mr. Kanno has served as President of our modules and devices business unit and Executive Vice President of Opnext Japan, Inc., our wholly owned subsidiary (“Opnext Japan”), since April 2008. Prior to that, Mr. Kanno served as Senior Vice President of Opnext Japan from May 2004 until April 2008 and as President of Opnext Japan from May 2002 until May 2004. Mr. Kanno joined Hitachi, Ltd. in 1979 and served in various management and executive positions at Hitachi Ltd. until 2002. Prior to joining Opnext, Mr. Kanno was General Manager of Optical Transmission Systems, Telecommunications Division at Hitachi, Ltd. Mr. Kanno holds a Bachelor of Engineering in Electronics from Yamagata University and a Master of Engineering in Electronics from Yamagata University Graduate School of Engineering.

Robert J. Nobile. Mr. Nobile has served as our Senior Vice President of Finance since March 2001 and as our Chief Financial Officer since February 2007. Mr. Nobile served in various financial positions throughout his career, most recently at Kodak Polychrome Graphics, a global joint venture between Eastman Kodak and Sun Chemical, where he held the position of Senior Vice President of Business Integration from July 2000 until February 2001, and before that as Senior Vice President and Chief Financial Officer from January 1998 until June 2000. Mr. Nobile holds a Bachelor’s degree in Accounting from St. John’s University and is a Certified Public Accountant.

Kei Oki. Mr. Oki has served as Executive Vice President and President of Opnext Japan since April 2004. Mr. Oki joined Hitachi, Ltd. in 1971 and served in various management and executive positions at Hitachi, Ltd. until 2004; his most recent position was as Executive Project Manager at Information and Telecommunication Systems, International Sales Division. Mr. Oki holds a Bachelor of Arts in Economics from Keio University.

Justin J. O’Neill. Mr. O’Neill has served as Senior Vice President and General Counsel since May 2007 and Secretary since January 2010. From January 2004 until April 2007, Mr. O’Neill was Of Counsel with the Los Angeles office of Latham & Watkins LLP. Prior to joining Latham & Watkins LLP, Mr. O’Neill was an Assistant General Counsel at Global Crossing, Ltd., a global broadband communications services provider, from March 1999 until September 2003, and prior to that he was an attorney in the New York office of Simpson Thacher & Bartlett LLP from 1994 until 1999. Mr. O’Neill has a Bachelor’s degree from Brown University and a J.D. from Columbia Law School.

Richard Zoccolillo. Mr. Zoccolillo has served as President of Opnext’s Pluggables business unit since March 2005, with responsibility for coordinating product development, manufacturing, management and sales activities. From February 2002 until March 2005, Mr. Zoccolillo served as General Manager of the Optical Subsystems business at Opnext. Prior to joining Opnext, Mr. Zoccolillo spent more than 15 years with Lucent Technologies (“Lucent”) and AT&T Bell Laboratories. From January 1996 until February 2002, Mr. Zoccolillo served as the general manager of Lucent’s Metro WDM Business, where he spearheaded Lucent’s drive into the Metro WDM market. Prior to that, Mr. Zoccolillo served as Lucent’s director of product management for the Lucent SONET systems in the United States, spent two years in Germany focusing on synchronous digital hierarchy (SDH) systems, and held a variety of positions in Lucent’s Consumer Product Organization. From August 1986 until January 1996, Mr. Zoccolillo held various positions at AT&T Bell Laboratories, including within the ATM Network Planning Committee, the International ATM Standards Committee, and cellular system product development. Mr. Zoccolillo holds both a Bachelor degree and a Master of Science degree in Computer Science from Polytechnic University of New York and serves on the advisory council for Monmouth University’s School of Science and Technology.

CORPORATE GOVERNANCE
Board Independence
          The Board has determined that seven of our non-employee directors are independent under the listing standards of The Nasdaq Stock Market LLC (“NASDAQ”). The independent directors are Mr. Cowan, Chairman of the Audit Committee, Mr. John F. Otto, Jr., Chairman of the Compensation Committee, Dr. Lee, Chairman of the Nominating/Corporate Governance Committee, Dr. Kuru, Mr. Abbe, Mr. Philip F. Otto and Mr. Smith. The Audit, Compensation and Nominating/Corporate Governance Committees consist entirely of independent directors under the listing standards of NASDAQ. Mr. Otsuki and Mr. Iwata are not considered independent because of their affiliations with Hitachi, Ltd., a significant shareholder of the Company. Mr. Bosco is not considered independent due to his prior employment as our President and Chief Executive Officer and his current service as our interim President and Chief Executive Officer. Mr. Bouchard was not considered independent because of his employment as our President and Chief Executive Officer prior to his resignation on December 9, 2010.
          In making its independence determinations, the Board considered any transactions and relationships between the director, or any member of his or her immediate family, and us or one of our subsidiaries or affiliates based on information provided by the director, Company records and publicly available information. Specifically, the Board considered the following types of relationships and transactions: (i) principal employment of, and other public company directorships held by, each non-employee director, which are set forth in “PROPOSAL NO. 1 ELECTION OF CLASS I DIRECTORS” above; (ii) contracts or arrangements that are ongoing or that existed during any of the past three fiscal years between the Company and/or its subsidiaries or affiliates and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% shareholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between the Company and/or its subsidiaries or affiliates and any other public company for which the non-employee director serves as a director. In each instance, the Board determined that no such relationships or transactions existed.
Board Leadership Structure
          The Board believes it is generally best served by having separate individuals serve as Chairman of the Board of Directors and as Chief Executive Officer. The Board believes that having a separate chairman provides a more effective channel for the Board to express its views on management, and allows the chief executive officer to focus more on the operation of the Company while helping to keep a measure of independence between the Board’s oversight function and the Company’s operating decisions. The Board believes that this structure provides an appropriate balance of operational focus and oversight.
          Prior to December 9, 2010, Mr. Bouchard served as our Chief Executive Officer and as a director of the Company, while Mr. Bosco served as the Chairman of the Board of Directors. However, with the resignation of Mr. Bouchard as our Chief Executive Officer and President on December 9, 2010, the Board appointed Mr. Bosco as our Chief Executive Officer and President on an interim basis. As a result, the same individual currently serves as the Chairman of the Board and interim Chief Executive Officer. Prior to Mr. Bouchard’s appointment as Chief Executive Officer in April 2009, Mr. Bosco had been the only chief executive officer of the Company since its founding. Given the depth of Mr. Bosco’s experience with our company and our industry and his unique relationship with both the Board and management, the Board determined that the Company and its stockholders would be best served by appointing Mr. Bosco as interim Chief Executive Officer and President during this transition period. Once more permanent leadership is identified, the Board expects that the positions of Chief Executive Officer and Chairman of the Board will again be separated, with the appointment of a new chief executive officer and with Mr. Bosco continuing to serve as our Chairman of the Board.
          Our independent directors meet at regularly scheduled executive sessions without members of management. The independent members of our Board of Directors have not chosen to appoint a “lead independent director.” Our Board of Directors, under the guidance of the Nominating/Corporate Governance Committee, reviews its performance each year as a part of its annual self evaluation process, and in that context considers, among other things, issues of composition and organization.

Board of Directors’ Role in Risk Oversight
          The Board of Directors oversees our risk management processes to determine whether those processes are functioning as intended and are consistent with our business and strategy. The Board conducts this oversight primarily through the Audit Committee, and the Compensation Committee with respect to pay risk matters, although some aspects of risk oversight are performed by the full Board of Directors.
          Pursuant to the Audit Committee Charter, the Audit Committee is responsible for discussing with management the Company’s policies with respect to risk assessment and risk management, including discussing with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The Audit Committee has standing items on its meeting agendas relating to these responsibilities, and reports on its findings at each regularly scheduled meeting of the Board after each Audit Committee meeting. Our Internal Audit Director attends each regularly scheduled meeting of the Audit Committee and at each such meeting reviews and assesses our processes and controls for ongoing compliance with internal policies and legal and regulatory requirements, as well as potential material weaknesses or significant deficiencies in our internal control over financial reporting. The Internal Audit Director reports directly to the Audit Committee and has a “dotted-line” reporting relationship to our Chief Financial Officer. In addition, members of our management who have responsibility for designing and implementing our risk management processes, such as our Chief Financial Officer and General Counsel, attend each meeting of the Audit Committee and report on risk assessment and risk management issues regularly.
          The Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices. The Compensation Committee monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking. Please see “Corporate Governance—Compensation Risk” below for further discussion of the Compensation Committee’s consideration of risk with respect to the Company’s compensation program.
          Finally, the Board discusses risks related to the Company’s business strategy at the annual strategic planning meeting and at other meetings as appropriate. Board oversight of risk is enhanced by the fact that the Chairman attends virtually all Board committee meetings as well as by the fact that reports are provided to the full Board following each meeting of a Board committee.
          The Board does not believe that its oversight of the Company’s risk management processes affects the Board’s leadership structure.
Compensation Risk
          The Company believes that its compensation policies and practices appropriately balance risk in connection with the achievement of annual and long-term goals and that they do not encourage unnecessary or excessive risk taking. As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In 2010, the Compensation Committee and management conducted a review of the design and operation of all of the Company’s compensation policies and practices. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, the Company believes that its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Board Committees and Meetings
          During the fiscal year ended March 31, 2010, the Board held eight meetings. The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. The current members of each committee are identified in the following table:

NOMINATING/CORPORATE
DIRECTOR	AUDIT	COMPENSATION	GOVERNANCE
Kendall Cowan	CHAIR	X
Isamu Kuru			X
David Lee		X	CHAIR
John F. Otto, Jr.	X	CHAIR
Charles J. Abbe	X
Philip F. Otto		X
William L. Smith			X
          During the fiscal year ended March 31, 2010, no incumbent director other than Mr. Smith attended fewer than 75% of the aggregate number of meetings of the Board and Board committees on which he served during the period that he served after becoming a member of the Board. Mr. Smith attended 56% of the aggregate number of meetings of the Board and Board committees on which he served during the period that he served after becoming a member of the Board and a member of the Nominating/Corporate Governance Committee, as applicable. The independent members of our Board and Board committees meet regularly outside the presence of management.
Director Attendance at Annual Meetings
          Although Opnext does not have a formal policy regarding attendance by members of its Board at its annual meeting of stockholders, Opnext encourages all of its directors to attend the annual meetings. All eleven of Opnext’s directors then in office attended the annual meeting of stockholders held on January 27, 2010.
Committees of the Board
          The Board maintains charters for each of its standing committees, which include the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. The charters of the Board committees clearly establish their respective roles and responsibilities. To view the charters of the committees named above, please visit the corporate governance section of the investor relations page of our website at http://www.opnext.com. Copies of the charters are available in print, without charge, upon written request to our Corporate Secretary at Opnext, Inc., 46429 Landing Parkway, Fremont, California 94538.
Audit Committee
          The Audit Committee, a standing committee of the Board, met six times during the fiscal year ended March 31, 2010. The Audit Committee consists of Mr. Cowan, Mr. John F. Otto, Jr. and Mr. Abbe, with Mr. Cowan serving as Chairman of the Audit Committee. All members of the Audit Committee meet the membership requirements of NASDAQ, including the requirements regarding financial literacy and financial sophistication, and the Board has determined that each member of the Audit Committee is independent under the listing standards of NASDAQ and the rules of the Securities and Exchange Commission (the “SEC”) regarding audit committee membership. The Board has further determined that Mr. Cowan is an “audit committee financial expert” as defined by the SEC.
          The Audit Committee has sole authority for the appointment, compensation and oversight of the work of the independent registered public accounting firm, and responsibility for reviewing and discussing, prior to filing or issuance, with management and the independent registered public accounting firm our audited consolidated financial statements included in our Annual Report on Form 10-K and, when appropriate, our earnings press releases and other filings with the SEC. Our internal audit control function is tasked with critical supervision over the key areas of our business and financial controls and reports directly to our Audit Committee.
Compensation Committee
          The Compensation Committee met six times during the fiscal year ended March 31, 2010. The Compensation Committee is a standing committee of the Board and all members of the Compensation Committee meet NASDAQ independence requirements. The Compensation Committee consists of Mr. John F. Otto, Jr., Mr. Cowan, Dr. Lee and Mr. Philip F. Otto, with Mr. John F. Otto, Jr. serving as Chairman of the Compensation Committee.

          The Compensation Committee is responsible for assisting our Board in fulfilling its fiduciary duties with respect to the oversight of the Company’s compensation plans, policies and programs, including assessing our overall compensation structure, reviewing all executive compensation programs, incentive compensation plans and equity-based plans, and determining executive compensation. The Compensation Committee is also responsible for evaluating and making recommendations to our Board regarding director compensation.
          For a discussion of the Compensation Committee’s processes and procedures for considering and determining compensation for our directors and executive officers, please see the “Compensation Discussion and Analysis” section below.
Nominating/Corporate Governance Committee
          The Nominating/Corporate Governance Committee, also a standing committee of the Board, met three times during the fiscal year ended March 31, 2010. The Nominating/Corporate Governance Committee currently consists of Dr. Lee, Dr. Kuru and Mr. Smith, with Dr. Lee serving as Chairman of the Nominating/Corporate Governance Committee.
          The Nominating/Corporate Governance Committee oversees the corporate governance and Board membership matters of the Company. The Nominating/Corporate Governance Committee assists the Board in identifying qualified candidates to become Board members, selecting nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected), selecting candidates to fill any vacancies on the Board and overseeing the evaluation of the Board. The Nominating/Corporate Governance Committee also considers nominees for election as directors proposed by shareholders.
Selection and Evaluation of Director Candidates; Board Diversity
          The Nominating/Corporate Governance Committee maintains, with the approval of the Board, guidelines for selecting nominees to serve on the Board. Factors considered by the Nominating/Corporate Governance Committee in evaluating a director candidate include:
•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the Company’s industry;

•	experience as a board member of another publicly held company;

•	diversity of thought, background, perspective and experience;

•	academic expertise in an area of the Company’s operations; and

•	practical and mature business judgment.
          While the foregoing are the primary factors considered, the Nominating/Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. While the Nominating/Corporate Governance Committee does not have a formal diversity policy and identifies qualified potential candidates without regard to any candidate’s race, color, disability, gender, age, national origin, religion or creed, the Nominating/Corporate Governance Committee is focused on achieving diversity of thought, background (including geographical background), perspective and experience so as to facilitate robust debate and broad thinking on strategies and tactics within the Board. The Nominating/Corporate Governance Committee’s goal is to assemble a Board that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating/Corporate Governance Committee also may consider candidates with appropriate non-business backgrounds. Other than the foregoing factors, there are no stated minimum criteria for director nominees. The Nominating/Corporate Governance Committee believes it appropriate for the Company’s Chief Executive Officer to participate as a member of the Board.
          The Nominating/Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board up for re-election at an upcoming annual meeting of stockholders indicates that he or she does not wish to continue in service, the Nominating/Corporate Governance Committee will identify the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating/Corporate Governance Committee and the Board will be polled for suggestions as to individuals meeting the criteria of the Nominating/Corporate Governance Committee. Research may also be performed to identify qualified individuals. If the Nominating/Corporate Governance Committee believes that the Board requires additional candidates for nomination, the Nominating/Corporate Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third-party search firm to assist in identifying qualified candidates. All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating/Corporate Governance Committee, after which the Nominating/Corporate Governance Committee will make its recommendation to the Board. Stockholders wishing to communicate with the Nominating/Corporate Governance Committee regarding recommendations for director nominees should follow the procedure described in “Corporate Governance—Communication with the Board” below.
Relationships Among Directors or Executive Officers
     There are no family relationships among any of the Company’s directors or executive officers.
Communication with the Board
     Our annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. In addition, stockholders may communicate with the Board through the Company’s Secretary by writing to the Company at the following address: Chairman of the Board c/o Company Secretary, Opnext, Inc., 46429 Landing Parkway, Fremont, California 94538. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of our Corporate Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our business or communications that relate to improper or irrelevant topics. Communications concerning potential director nominees submitted by any of Opnext’s stockholders will be forwarded to the Chairman of the Nominating/Corporate Governance Committee.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE COMPENSATION
     This Compensation Discussion and Analysis provides information regarding the executive compensation program for our Chief Executive Officer during the fiscal year ended March 31, 2010, our Chief Financial Officer during the fiscal year ended March 31, 2010 and the three executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were the most highly compensated executives of the Company during the fiscal year ended March 31, 2010 (the “Named Executive Officers” or “NEOs”). These individuals were:
•	Gilles Bouchard, President and Chief Executive Officer;

•	Michael C. Chan, President, Opnext Subsystems, Inc.;

•	Tadayuki Kanno, President, Modules and Devices Business Unit, Opnext Japan, Inc.;

•	Robert J. Nobile, Senior Vice President of Finance and Chief Financial Officer; and

•	Justin J. O’Neill, Senior Vice President, General Counsel and Secretary.
     The details of the compensation paid to and earned by our NEOs can be found in the compensation tables and associated narrative disclosure beginning on page 43 of this Proxy Statement. As more fully discussed under the heading “Mr. Gilles Bouchard — Separation Agreement” below, Mr. Bouchard resigned from his offices as our President and Chief Executive Officer effective December 9, 2010.
     This Compensation Discussion and Analysis describes the material elements of our executive compensation program during the fiscal year ended March 31, 2010. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee arrived at the specific compensation decisions for our executive officers, including our NEOs, for the fiscal year ended March 31, 2010.
Compensation Philosophy and Objectives
     Our executive compensation program is based on an overarching pay-for-performance philosophy. We have designed our compensation approach to provide total pay that aligns corporate performance with individual performance. We provide salaries and incentive compensation to executive officers that promote superior professional performance and maximize shareholder value while providing differentiation and flexibility, allowing Opnext to respond to unique circumstances. The Compensation Committee believes that compensation paid to executive officers should be closely aligned with Opnext’s performance on both a short-term and long-term basis, linked to specific, measurable results and that such compensation should assist Opnext in attracting and retaining key executives critical to Opnext’s long-term success.
     Consistent with our pay-for-performance philosophy, our executive compensation program is designed to achieve four primary objectives:
•	attract and motivate well-qualified individuals with the ability and talent necessary for us to achieve our business objectives and corporate strategies;

•	provide incentives to achieve specific short-term individual and corporate goals by rewarding achievement of those goals at established performance levels;

•	provide incentives to achieve longer-term financial goals and reinforce the executive’s sense of ownership through award opportunities that result in ownership of stock; and

•	promote retention of key executives and align the interests of management with those of the stockholders to reinforce continuing increases in stockholder value.

Role of the Compensation Committee
     The Compensation Committee is responsible for designing and evaluating our compensation plans for directors and executive officers, including the Chief Executive Officer, awarding incentive compensation to executive officers and administering other compensation programs as authorized by the Board. The Compensation Committee is also tasked with producing the annual report on executive officer compensation for inclusion in our proxy materials in accordance with applicable SEC rules. The Compensation Committee solely determines the salary and overall compensation of our Chief Executive Officer and may approve, or recommend to the Board for approval, the compensation for all other Named Executive Officers and the directors of the Company. When establishing the compensation of the other Named Executive Officers, the Compensation Committee takes into consideration the recommendations of the Chief Executive Officer. More specifically, with respect to our Named Executive Officers, the Compensation Committee reviews and approves their:
•	annual base salaries;

•	annual incentive compensation;

•	long-term incentive compensation;

•	employment agreements (including severance and change-in-control arrangements); and

•	other compensation, perquisites, or special benefits, if any.
     Consistent with our performance-based philosophy, the Compensation Committee reviews and approves our compensation programs to appropriately reward success relative to predetermined goals and to retain key talent in a competitive marketplace. The Compensation Committee endeavors to effectively balance executive officers’ salaries with incentive compensation that is performance based as well as to reward annual performance while maintaining a focus on longer-term objectives. We believe that it serves the needs of our stockholders and key executives to provide incentives commensurate with individual management responsibilities and past and future contributions to corporate objectives. The mix of compensation elements varies based on an executive officer’s position and responsibilities with the Company.
     In carrying out its responsibilities, the Compensation Committee works with members of our management team, including our Chief Executive Officer. The management team assists the Compensation Committee by providing information on Company and individual performance, market data, and management’s perspective and recommendations on compensation matters. While the Compensation Committee solicits and reviews management’s (including the Chief Executive Officer’s) recommendations and proposals with respect to compensation adjustments, long-term equity incentive awards, program structures and other compensation-related matters, the Compensation Committee uses management’s recommendations and proposals as only one factor when making compensation decisions for our executive officers and directors.
     To maximize stockholder value, we believe it is necessary to deliver consistent, long-term sales and earnings growth. Accordingly, the Compensation Committee reviews not only the individual compensation elements, but the mix of individual compensation elements that make up aggregate compensation and attempts to structure the total compensation package so that it is appropriately balanced between short-term and long-term compensation and fixed and variable compensation, each in a way that meets the objectives set forth above. In carrying out its responsibilities, the Compensation Committee:
•	reviews our corporate goals and objectives relevant to executive compensation;

•	considers executive performance in light of such goals and objectives and sets executive compensation based on these evaluations and other factors as the Compensation Committee deems appropriate and in the best interests of the Company and our stockholders; and

•	determines any long-term equity incentive component of executive compensation based on past awards, the Company’s performance, the value of similar incentive awards at the companies in our Peer Group (as defined below), individual performance in accordance with stated objectives, and other factors the Compensation Committee deems appropriate and in the best interests of the Company and our stockholders.

Use of External Advisors
     Pursuant to the Charter of the Compensation Committee, the Compensation Committee has the authority to retain the services of outside advisors, experts and compensation and benefits consultants to assist in the evaluation of the compensation of the Chief Executive Officer, the other executive officers, the Board and our compensation framework generally. During the fiscal year ended March 31, 2009, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to serve at the committee’s discretion as its independent compensation consultant to provide information, recommendations, and other advice relating to executive compensation. During the fiscal year ended March 31, 2010, the Compensation Committee consulted with Pearl Meyer on a limited basis in connection with the development of long-term incentive grants for Gilles Bouchard, the Company’s then President and Chief Executive Officer, following Mr. Bouchard’s assumption of such roles. Neither Pearl Meyer nor any of its affiliates provided the Company or the Compensation Committee with any other services during the fiscal year ended March 31, 2010.
Compensation Levels
     In order to assess competitive compensation levels and practices, in April 2008, Pearl Meyer, at the direction of the Compensation Committee, conducted a comprehensive review of our executive compensation (the “Pearl Meyer Study”). Although compensation was not formally benchmarked, the Compensation Committee has used the Pearl Meyer Study in assessing what compensation practices were competitive in the market for companies of our size, maturity and industry (including for the fiscal year ended March 31, 2010). Competitive compensation levels were considered utilizing a combination of data reported for a peer group of industry competitors and compensation survey data, as described below.
     Peer group data comparisons were developed relative to a peer group of publicly traded companies (the “Peer Group”). Peer Group companies similar to us in terms of industry and size were identified by Pearl Meyer, and reviewed and approved by Opnext management and the Chairman of the Compensation Committee. Peer Group primary and secondary selection criteria included (i) industry subgroups, such as analog chips, computer networking equipment, electronic components, optical switching & transmission components, semiconductors, and telecommunications, and (ii) level of revenues, with annual revenues of $200 million to $650 million being necessary for inclusion. Secondary consideration was given to other technology companies that received more than ten percent of their revenue from Alcatel-Lucent or Cisco Systems, our two largest customers at the time of the Pearl Meyer Study, and that had annual revenues between $125 million and $850 million. The following sixteen companies were included in our Peer Group:
Avanex Corp. (now Oclaro, Inc.)
Bookham Inc. (now Oclaro, Inc.)
Coherent Inc.
Cymer Inc.
Electro Scientific Industries Inc.
Finisar Corp.
Harmonic Corp.
Infinera Corp.
Intevac Inc.
Ixia
Mercury Computer Systems, Inc.
MRV Communications Inc.
Optium Corp. (now Finisar Corp.)
PMC — Sierra Inc.
Silicon Laboratories Inc.
Smart Modular Technologies, Inc.
     For five positions, including two positions held by Named Executive Officers (Chief Executive Officer and Chief Financial Officer), proxy information was augmented with proprietary resources and published compensation survey data to develop “market consensus” compensation levels for each executive, generally representing an equal weighting of the Peer Group and compensation survey data. Peer Group company and survey matches were made based upon each executive’s primary roles and responsibilities and positions not prevalent in available proxy information were assessed using published survey data only.
     Compensation survey data was derived from the following domestic survey sources:
•	Mercer — 2007 Executive Compensation Survey (all industries);

•	CHiPs — 2007 Executive Compensation Survey (technology);

•	Private 1 — 2007 Private Survey of Executive Compensation (all industries);

•	Private 2 — 2007 Private Survey of Executive Compensation (all industries); and

•	Watson Wyatt — 2007/2008 Top Management Compensation Survey (technology).
     While the Compensation Committee considered Peer Group and compensation survey data in establishing compensation for the fiscal year ended March 31, 2010, the Compensation Committee did not formally benchmark total compensation or individual compensation elements against the Peer Group or compensation survey data, and the Compensation Committee does not aim to set total compensation, or any compensation element, at a specified level as compared to the companies in the Peer Group or compensation survey data.
Compensation Elements
     Although the structure may vary over time, our executive compensation program consists of three primary components:
•	base salary — fixed compensation that takes into account an individual’s function and responsibility, performance, and expertise;

•	annual incentives — a performance-based incentive bonus under the Second Amended and Restated 2001 Long-Term Stock Incentive Plan (the “Plan”) designed to reward attainment of company and individual performance objectives, with target award opportunities generally expressed as a percentage of base salary; and

•	long-term equity incentives in the form of grants of stock options or restricted stock under the Plan designed to provide retention and alignment of executive and shareholder interests.
     These components, individually and in the aggregate, are designed to accomplish the four compensation objectives described above. For this reason, no single element dominates the compensation package of a Named Executive Officer.
Base Salary
     The base salaries of our executive officers, including those of our Named Executive Officers, historically have generally been set at the time of employment and only adjusted when special circumstances warranted adjustment. Base salaries are determined based on level of responsibility and subjective factors such as the individual’s experience. Base salaries represent the fixed portion of our executives’ compensation and are important in attracting, retaining, and motivating highly talented executive officers.
     Early in the fiscal year ended March 31, 2009, Pearl Meyer reviewed the base salaries for all executive officers and compared our current salary structure and salaries to those of the market. Pearl Meyer concluded that the salaries of our executive officers approximated the 50th percentile of the market for all executive officers in the aggregate, but nonetheless recommended adjustments with respect to certain individuals with salaries below the 50th percentile of the market. The Compensation Committee subsequently determined that is was not in the best interests of the Company and its stockholders to adjust the base salaries of any of our executive officers due to the difficult economic conditions that have existed since the time of the Pearl Meyer Study.

     Effective April 1, 2009, our executive officers, including each of the Named Executive Officers, agreed to a ten percent reduction in their base salaries for a period of 12 months in order to reduce our cost structure and operating expenses, considering the general market and economic conditions in existence at that time. Mr. Bouchard agreed to forgo the raise associated with his assumption of the roles of President and Chief Executive Officer (from $400,000 per annum, the amount of his salary during the time he served as our Chief Operating Officer, to $500,000 per annum) and to take a ten percent reduction from his previous base salary effective April 1, 2009, resulting in an annual base salary of $360,000 or, effectively, a 28% reduction in his base salary. Such salary reductions were discontinued effective April 1, 2010.
     The base salary adjustments that were approved and implemented for the fiscal year ended March 31, 2010 by the Compensation Committee for each of the Named Executive Officers are shown in the table below:

	Fiscal Year	Fiscal Year	Fiscal Year 2010
	2009 Base	2010 Base	Base
Named Executive	Salary	Salary	Salary Decrease
Officer	($)	($)	(%)
Gilles Bouchard	400,000	360,000	10
Michael C. Chan	360,000	324,000	10
Tadayuki Kanno	250,149 (1)	225,134 (1)	10
Robert J. Nobile	265,000	238,500	10
Justin J. O’Neill	300,000	270,000	10

(1)	Mr. Kanno’s base salary is paid to him in Japanese yen; however, for purposes of the table above, such amounts have been reported at a constant exchange rate of 100.50 Japanese yen for each U.S. dollar (which represents the average monthly exchange rate during the fiscal year ended March 31, 2009).
Annual Incentive Compensation
     Our executive officers, including our Named Executive Officers, are eligible to receive an annual performance-based incentive bonus under the Plan upon the achievement of certain Company and individual objectives. We believe that performance-based incentive bonuses play an important role in providing incentives to our executive officers to achieve short-term performance goals. Performance-based incentive bonuses are intended to advance our interests and those of our stockholders by incentivizing our executive officers to achieve our performance objectives and assisting us in attracting and retaining executive officers who, given the extent of their responsibilities, can make significant contributions to our success through their ability, industry expertise, loyalty and exceptional service. The Compensation Committee annually approves the performance criteria and goals that will be used to calculate our Named Executive Officers’ incentive compensation for each fiscal year.
     Based upon the recommendation of Pearl Meyer, the Compensation Committee approved the following target bonuses (as a percentage of base salary) for the fiscal year ended March 31, 2010: 100% of salary for Mr. Bouchard and 70% of salary for Messrs. Chan, Kanno, Nobile and O’Neill. The percentage of total compensation represented by incentive awards is generally higher for more senior executives to reflect their greater influence on profits and sales and to put a larger percentage of their total potential cash compensation “at risk.” Accordingly, Mr. Bouchard was at the top end of the range.
     In May 2009, our Compensation Committee approved a bonus program with respect to performance during the fiscal year ended March 31, 2010 (the “2010 Bonus Program”). Under the 2010 Bonus Program, incentive compensation payable to our Named Executive Officers was performance driven and, therefore, contingent. The Pearl Meyer Study, which included a review of the annual incentives of the Peer Group companies, concluded that, while revenue was the most prevalent annual incentive plan performance measure, operating income and individual performance were also commonly used. Working with our executive management team, and in particular our Chief Executive Officer, the Compensation Committee determined that operating income, which was utilized by approximately one-half of the Peer Group, was the most appropriate measure and approved the use of operating income as the sole measure of the Company financial performance component under the 2010 Bonus Program.

     Payment under the 2010 Bonus Program was conditioned upon the Company achieving positive operating income during any quarter of the fiscal year ended March 31, 2010; no payments were to be made to the Named Executive Officers if the Company did not generate positive operating income in any quarter of the fiscal year ended March 31, 2010. In the event that the Company achieved positive operating income in any given quarter, twenty percent of all operating income above breakeven for such quarter would be set aside to fund the bonus pool, subject to a cap established by the Compensation Committee.
     The Pearl Meyer Study had recommended that our annual incentive compensation be structured by dividing each Named Executive Officer’s target bonus into two components: (i) one component dependent upon the achievement of a predetermined financial metric for the Company and (ii) the other component dependent upon the achievement of certain predetermined individual performance objectives. Pearl Meyer recommended that the component of the target bonus dependent upon the Company’s financial performance be weighted more heavily for executive officers, representing between 70 to 80 percent of the target bonus opportunity. Based in part upon Pearl Meyer’s recommendation, our Compensation Committee determined that for executive officers, including the Named Executive Officers, the component of the annual bonus dependent upon Company financial performance should be weighted at 80 percent of target annual bonus, with the component of the target annual bonus dependent upon individual performance as evaluated in the sole discretion of the Compensation Committee weighted at 20 percent. However, in light of then current and forecasted economic conditions and the resulting impact on the Company’s performance, the 2010 Bonus Program required that the Company financial performance component — positive operating income in any quarter of the fiscal year ended March 31, 2010 — had to be achieved before any participant, including any of the Named Executive Officers, would be eligible to receive any of the individual performance component of the bonus pursuant to the 2010 Bonus Program, notwithstanding that such executive officer might have achieved his or her individual objectives.
     The Compensation Committee determined that we did not meet our target of positive operating income in any quarter during the fiscal year ended March 31, 2010 necessary for bonuses to be awarded under our 2010 Bonus Program. As a result, no amounts were paid to any Named Executive Officer pursuant to the 2010 Bonus Program. Although we strive to maintain consistency in our compensation philosophy and approach, our programs are designed and operate on the belief that it is appropriate for certain components of compensation to be restrained during periods of economic stress, reduced earnings and significantly lower stock prices.
Long-Term Incentive Compensation
Awards of stock options and restricted stock under our Plan are designed to:
•	closely align management and stockholder interests;

•	promote retention and reward executives and other key employees for building stockholder value; and

•	encourage long-term investment in the Company by participating Named Executive Officers.
     The Compensation Committee believes that stock ownership by management is beneficial to all stockholders, and we have granted stock awards to executive officers and other employees to promote the goals discussed above.
     In the first quarter of the fiscal year ended March 31, 2009, Pearl Meyer reviewed our long-term incentive grants, comparing the Black-Scholes value of such grants to market consensus data. Pearl Meyer recommended a long-term incentive structure with awards determined by salary grade and the value of grants. Pearl Meyer also determined that 75 percent of the companies in the Peer Group used stock options and 38 percent used restricted stock, and that on average stock options and restricted stock awards for Peer Group companies vested over a four-year period. As a result of these findings, Pearl Meyer recommended that we make regular long-term incentive grants to executive officers using a mix of equity vehicles, such as restricted stock together with stock options.
     While Pearl Meyer recommended a long-term incentive structure based on value opportunity for each executive officer and a mix of equity vehicles, due in large part to the difficult economic environment, we awarded only stock options to our executive officers, including the Named Executive Officers, in the fiscal year ended March 31, 2010, and the Compensation Committee established the amount of such awards by reference to a fixed number of shares rather than value opportunity.
Stock Options
     The Compensation Committee has the authority to determine the Named Executive Officers to whom options are granted, the terms upon which options are granted and the number of shares subject to each option. Our Chief Executive Officer makes periodic recommendations of stock option grants (other than for himself), which the Compensation Committee then considers, and may approve, revise or reject.
     Stock options granted to our Named Executive Officers generally vest with respect to one quarter of the shares subject to the option on each the first four anniversaries of the date of grant. This vesting schedule promotes retention, while the nature of stock options provides Named Executive Officers with an incentive to contribute to stockholder value over the long term. Stock options provide a direct link with stockholder interests as they have no intrinsic value unless our stock price increases above the grant date price. Prior to the fiscal year ended March 31, 2009, stock options granted to our Named Executive Officers generally had an expiration date of ten years from the date of grant unless the grantee’s employment was terminated earlier. Starting in the fiscal year ended March 31, 2009, based in part on the recommendation of Pearl Meyer, stock options granted to our Named Executive Officers have generally had an expiration date of seven years from the date of grant unless the grantee’s employment was terminated earlier. A seven-year term provides a reasonable time frame to align the Named Executive Officers’ compensation with stockholder interests since any appreciation of our stock price will benefit both management and stockholders.
     On May 15, 2009, pursuant to his amended and restated employment agreement, the Company granted Mr. Bouchard a nonqualified stock option to purchase 1,000,000 shares of our common stock (the “2009 Bouchard Option”) at an exercise price of $2.30 per share, which option vested with respect to one-third of the shares subject thereto on May 15, 2010. In connection with Mr. Bouchard’s termination of employment, the 2009 Bouchard Option vested with respect to an additional one-third of the shares subject thereto on December 9, 2010, and the remaining unvested portion of the option was canceled on December 9, 2010. On February 16, 2010, also pursuant to his amended and restated employment agreement, the Company granted Mr. Bouchard a nonqualified stock option to purchase an additional 1,000,000 shares of our common stock (the “2010 Bouchard Option”) at an exercise price of $1.86 per share. In connection with Mr. Bouchard’s termination of employment, the 2010 Bouchard Option vested with respect to one-fourth of the shares subject thereto on December 9, 2010, and the remaining unvested portion of the option was canceled on December 9, 2010. The 2009 Bouchard Option and 2010 Bouchard Option were each awarded in connection with Mr. Bouchard’s promotion to the position of Chief Executive Officer and President effective as of April 1, 2009.
     In addition, on August 19, 2009, the Company granted options to purchase common stock of the Company to the Named Executive Officers in the following amounts: 200,000 shares to each of Messrs. Chan, Kanno and Nobile and 100,000 shares to Mr. O’Neill (such options, the “August 2009 Options”), each with an exercise price of $2.23 per share, which options vested with respect to one-quarter of the shares subject thereto on August 19, 2010. Subject to the optionee’s continued employment, the August 2009 Options will vest with respect to an additional one-quarter of the shares subject thereto on each of the second, third and fourth anniversaries of the date of grant, subject to accelerated vesting under certain circumstances as set forth in the applicable stock option agreement entered into with the Named Executive Officer. The August 2009 Options have a seven-year term.
     For more information regarding the terms of the stock option agreements, please see the descriptions under the heading “Executive Compensation—Potential Payments upon Termination or Change of Control—Stock Option Agreements.”
Restricted Stock
     The Plan provides for awards of restricted shares of our common stock to our executives and other employees. The Compensation Committee determines, based on recommendations made by the Chief Executive Officer (other than for awards to himself), the Named Executive Officers to whom restricted shares are awarded, the terms upon which shares are awarded and the number of shares subject to each award.

     Restricted shares are subject to certain forfeiture restrictions that generally lapse (or vest) over a specified period of time set forth in the individual award agreements, subject to the recipient’s continued employment with the Company. Grants of restricted shares generally vest over a period of two years from the date of grant. This vesting schedule promotes retention, encourages long-term investment in the Company and provides a reasonable timeframe to align the Named Executive Officers’ compensation with stockholder interests since any appreciation of our stock price will benefit both management and stockholders.
Stock Appreciation Rights (SARs)
     The Company has awarded SARs to its employees in China and Japan. The awards generally vest with respect to one-third or one-quarter of the shares on each of the first three or four anniversaries of the date of grant and have a seven-year or ten-year life. At September 30, 2010, approximately 89% of such SARs, including those held by Mr. Kanno, require settlement in the form of the Company’s common stock and approximately 11% of such SARs require cash settlement.
Equity Award Practices
     As described under the “Long-Term Incentive Compensation,” equity-based awards are a key component of our overall executive compensation program. We do not backdate grants of awards nor do we coordinate the grant of awards with the release of material information to result in favorable pricing. In May 2010, the Compensation Committee established a new grant practice which provides that grants will generally be made on the second business day following the Company’s public announcement of its results for each quarter. We established this practice for granting equity awards in order to (1) avoid any appearance of impropriety or manipulation regarding the timing of stock option grants, (2) minimize the number of dates of stock option grants, and (3) ensure that the timing of stock option grants is based on objective criteria and publicly available information. All of our stock options are granted at an exercise price equal to the closing price of our common stock on the date of grant.
Perquisites and Other Benefits
     We provide our Named Executive Officers with perquisites and other benefits, reflected in the “All Other Compensation” column in the table captioned, “Summary Compensation Table,” which we believe are reasonable and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each Named Executive Officer’s total compensation and include the following:
     Employee Healthcare Coverage. We provide to each eligible Named Executive Officer healthcare, dental care, life insurance (other than Mr. Kanno), disability, and accidental death and dismemberment insurance. Coverage is provided to the Named Executive Officers (other than Mr. Kanno) on the same basis as all other U.S. employees, except for certain life insurance and disability benefits as described below.
     Matching Contributions to 401(k) Plan Accounts. The Company sponsors the Opnext, Inc. 401(k) Plan (the “401(k) Plan”) to provide retirement benefits to each eligible Named Executive Officer (other than to Mr. Kanno) and all of its eligible U.S. employees. As allowed under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), the 401(k) Plan provides tax-deferred salary deductions for eligible employees. Employees may contribute from 1% to 60% of their annual compensation to the 401(k) Plan, subject to a maximum annual limit as set periodically by the Internal Revenue Service. Historically, the Company matched employee contributions at a ratio of two-thirds of each dollar an employee contributed up to a maximum of two-thirds of the first six percent an employee contributed. All matching contributions vested immediately. On April 1, 2009, we suspended our matching contribution to the 401(k) Plan in order to reduce our cost structure and operating expenses. The 401(k) Plan also provides for discretionary contributions as determined by the Board. Were any such discretionary contributions to the 401(k) Plan to be made, such contributions would be allocated among eligible participants in the proportion of their salaries to the total salaries of all participants. The Named Executive Officers (other than Mr. Kanno) are eligible to participate in the 401(k) Plan on the same basis as all other U.S. employees.
     Insurance Allowance. In addition to the life insurance benefits provided under our group healthcare benefits, the Company provides a monthly cash allowance to each eligible Named Executive Officer (other than Mr. Kanno) that is intended to enable the Named Executive Officer to purchase additional life insurance. The amount of the life insurance allowance for each executive officer is calculated by a third-party consultant based upon an actuarial analysis. The Named Executive Officer may elect to apply the cash allowance to purchase additional life insurance or he may use this allowance for other purposes.
     Executive Disability Benefits. In addition to the disability benefits provided under our group disability benefits, the Company provides to each eligible Named Executive Officer (other than Mr. Kanno) additional disability benefits pursuant to a separate long-term disability policy paid for in full by the Company.
     Chan Relocation Benefits. In connection with Mr. Chan’s relocation from New Jersey to Los Gatos, California to be in closer proximity to our offices, during 2009 the Compensation Committee approved the reimbursement or payment of certain relocation expenses incurred by Mr. Chan. These expenses included closing costs, commissions and sales price protection relating to the sale of Mr. Chan’s residence; certain costs associated with the purchase of a residence in the Los Gatos area; moving, travel, transportation and storage expenses; a relocation allowance; and tax “gross up” payments with respect to taxes incurred by Mr. Chan on the relocation expense reimbursements and payments.
All Other Compensation
     Except as described above, there are no perquisites available to our Named Executive Officers and no tax gross-up reimbursements are available to our Named Executive Officers. During their employment, the Named Executive Officers have access to the same facilities and workplace amenities as do all of our employees.
Internal Revenue Code Section 162(m) Policy
     Section 162(m) of the Code limits the deductibility of compensation paid to certain of our executive officers. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 paid to our Named Executive Officers during any fiscal year generally must be “performance-based” compensation as determined under Section 162(m). Compensation generally qualifies as performance-based if, among other requirements, it is payable only upon the attainment of pre-established, objective performance goals based on performance criteria that have been approved by our stockholders, and the committee of our Board that establishes and certifies the attainment of such goals consists only of “outside directors.” All members of our Compensation Committee qualify as outside directors.
     The Compensation Committee’s policy is to take into account Section 162(m) in establishing compensation of our executive officers to preserve deductibility to the greatest extent possible. The deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond our control can also affect deductibility of compensation. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers competitively and in a manner commensurate with performance. From time to time, the Compensation Committee may therefore award compensation to our executive officers that is not fully deductible if it determines that such compensation is consistent with its philosophy and is in our and our stockholders’ best interests.
Internal Revenue Code Section 409A
     Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Accounting Standards
     Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC 718”), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options and restricted stock under the Plan are accounted for under ASC 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to the Plan and equity award programs thereunder. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Summary Compensation Table
     The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our Named Executive Officers for all services rendered in all capacities to us during the fiscal years ended March 31, 2010, March 31, 2009 and March 31, 2008.

									Change in
									Pension Value
									and
								Non-Equity	Nonqualified
								Incentive	Deferred
Name and						Stock	Option	Plan	Compensation	All Other
Principal		Salary		Bonus		Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)(1)		($)		($)(2)	($)(2)	($)	($)	($)(3)	Total
Gilles Bouchard,	2010	360,000		—		—	2,610,000	—	—	24,775	2,994,775
CEO & President(4)	2009	400,000		140,000	(6)	—	248,400	—	—	33,264	821,664
	2008	166,267	(5)	100,000	(6)	355,600	1,677,500	—	—	10,769	2,310,136

Michael C. Chan,	2010	324,000		100,000	(7)	—	300,000	—	—	374,931 (8)	1,098,931
President, Opnext	2009	360,000		—		—	276,000	—	—	32,058	668,058
Subsystems	2008	336,667		—		—	304,500	—	—	31,044	672,211

Tadayuki Kanno,	2010	243,722		—		—	300,000	—	—	14,172	557,894
EVP, Opnext Japan (9)(10)

Robert J. Nobile,	2010	238,500		—		—	300,000	—	—	23,678	562,178
Chief Financial	2009	265,000		—		—	248,400	—	—	32,500	545,900
Officer	2008	265,000		—		—	217,500	—	—	31,148	513,648

Justin J. O’Neill,	2010	270,000		—		—	150,000	—	—	12,326	432,326
General Counsel	2009	300,000		—		—	248,400	—	—	21,833	570,233
	2008	271,923	(11)	25,000		—	1,090,000	—	—	17,345	1,379,268

(1)	Represents base salary before pre-tax contributions and, therefore, includes compensation deferred under our 401(k) Plan (with respect to each of the Named Executive Officers other than Mr. Kanno). See the discussion of contributions to these plans in the Compensation Discussion and Analysis section beginning on page 34 of this Proxy Statement.

(2)	Represents the grant date fair value of restricted stock or stock options (or stock appreciation rights, in the case of Mr. Kanno), as the case may be, granted to the Named Executive Officers during the applicable fiscal year calculated in accordance with ASC 718. For additional information on the valuation assumptions, see Part II, Item 8 “Financial Statements and Supplementary Data” of our 2010 and 2009 Annual Reports on Form 10-K and in the Notes to Consolidated Financial Statements at Note 13, “Stock-Based Incentive Plans,” and our 2008

Annual Report on Form 10-K in the Notes to Consolidated Financial Statements at Note 10, “Stock-Based Incentive Plans.”

(3)	Represents contributions to our defined contribution plan in Japan with respect to Mr. Kanno, and medical, dental, disability, life insurance and allowance for supplemental life insurance (other than with respect to Mr. Kanno), and accidental death and dismemberment insurance. In fiscal year 2009, no Named Executive Officers received 401(k) Plan matching contributions.

(4)	Mr. Bouchard resigned from his position as our President and Chief Executive Officer, and as a member of our Board of Directors, on December 9, 2010, pursuant to a separation agreement, dated as of December 9, 2010.

(5)	Represents the portion of Mr. Bouchard’s then current annual base salary of $400,000 earned by, and paid to, him for the period from November 1, 2007, the date of his commencement of employment with the Company, until March 31, 2008.

(6)	Represents guaranteed bonuses paid to Mr. Bouchard on March 31, 2008 and March 31, 2009 pursuant to the terms of his employment agreement.

(7)	Represents the first of three relocation bonuses paid to Mr. Chan in connection with the relocation of his primary residence from New Jersey to the Los Gatos, California area, pursuant to the terms of his amended and restated employment agreement.

(8)	Includes reimbursements and payments of $352,571 in connection with the relocation of Mr. Chan to Los Gatos, California. Covered relocation costs include $95,549 for moving expenses, $30,000 to cover incidental expenses in connection with the relocation, $193,266 for home sale expenses and $33,756 in tax “gross up” payments with respect to taxes incurred by Mr. Chan on these relocation reimbursements and payments.

(9)	Mr. Kanno was not a Named Executive Officer during fiscal years 2008 and 2009.

(10)	All amounts shown for Mr. Kanno were paid to him in Japanese yen. Such amounts have been converted to U.S. dollars using the average exchange rate in effect during the fiscal year ended March 31, 2010 of 92.86 Japanese yen for each U.S. dollar.

(11)	Represents the portion of Mr. O’Neill’s annual base salary of $300,000 earned by, and paid to, him for the period from May 7, 2007, the date of his commencement of employment with the Company, until March 31, 2008.

Fiscal Year 2010 Grants of Plan-based Awards
     The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended March 31, 2010 to the Named Executive Officers.

									All
									Other
									Stock	All Other
									Awards:	Option		Grant
						Estimated Future Payouts			Number	Awards:	Exercise	Date Fair
			Estimated Future Payouts			Under Equity Incentive			of	Number of	or Base	Value of
			Under Non-Equity Incentive			Plan			Shares	Securities	Price of	Stock and
			Plan Awards (1)			Awards			of Stock	Underlying	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(2)
Gilles Bouchard	5/15/2009			500,000
	5/15/2009	5/14/2009								1,000,000 (3)	2.30	1,390,000
	2/16/2010	1/27/2010								1,000,000 (4)	1.86	1,220,000
Michael C. Chan	8/19/2009			252,000
	8/19/2009	8/18/2009								200,000 (5)	2.23	300,000
Tadayuki Kanno	8/19/2009			154,000
	8/19/2009	8/18/2009								200,000 (5)	2.23	300,000
Robert J. Nobile	8/19/2009			185,500
	8/19/2009	8/18/2009								200,000 (5)	2.23	300,000
Justin J. O’Neill	8/19/2009			210,000
	8/19/2009	8/18/2009								100,000 (5)	2.23	150,000

(1)	The Company did not achieve its target performance metric with respect to the Company financial performance component of the 2010 Bonus Program and, therefore, no bonuses were paid by the Company in the fiscal year ended March 31, 2010. The Company did not place a maximum limit on the incentive compensation that could have been earned by the Named Executive Officers in the fiscal year ended March 31, 2010. Other than with respect to Mr. Kanno, the target represents the “target bonus” as such term is used in the Named Executive Officers’ employment agreements. Because Mr. Kanno does not have an employment agreement with the Company, his target bonus was separately established by the Compensation Committee.

(2)	Represents the grant date fair value of restricted stock or stock options (or stock appreciation rights, in the case of Mr. Kanno), as the case may be, granted to the Named Executive Officers during the fiscal year ended March 31, 2010 calculated in accordance with ASC 718. For additional information on the valuation assumptions, see Part II, Item 8 “Financial Statements and Supplementary Data” of our 2010 Annual Report on Form 10-K and in the Notes to Consolidated Financial Statements at Note 13, “Stock-Based Incentive Plans.”

(3)	Represents stock options granted to Mr. Bouchard on May 15, 2009 pursuant to his amended and restated employment agreement. The stock options vested and became exercisable with respect to one-third of the shares subject thereto on May 15, 2010. In connection with Mr. Bouchard’s termination of employment, the stock options vested with respect to an additional one-third of the shares subject thereto on December 9, 2010, and the remaining unvested portion of the option was canceled on December 9, 2010.

(4)	Represents stock options granted to Mr. Bouchard on February 16, 2010 pursuant to his amended and restated employment agreement. In connection with Mr. Bouchard’s termination of employment, the stock options vested with respect to one-fourth of the shares subject thereto on December 9, 2010, and the remaining unvested portion of the option was canceled on December 9, 2010.

(5)	Represents stock options granted on August 19, 2009. Subject to the optionee’s continued employment, these options will vest in equal annual installments on the first through fourth anniversaries of the date of grant, subject to accelerated vesting under certain circumstances as set forth in the applicable stock option agreement entered into with the Named Executive Officer.
  Employment Agreements
  Mr. Gilles Bouchard — Employment Agreement
     Until his resignation on December 9, 2010, Mr. Gilles Bouchard served as our Chief Executive Officer and President pursuant to an amended and restated employment agreement we entered into with Mr. Bouchard on May 15, 2009 (the “Bouchard Agreement”) in connection with Mr. Bouchard’s assumption of the roles of Chief Executive Officer and President effective as of April 1, 2009.
     Pursuant to the Bouchard Agreement, the term of Mr. Bouchard’s employment as Chief Executive Officer and President was for four years, commencing on May 15, 2009 and ending on May 15, 2013, subject to automatic renewal for successive one-year periods unless either party provided notice of such party’s intention not to renew the agreement not less than sixty days prior to the expiration of the then-current term. The Bouchard Agreement provided for an annual base salary of $500,000, subject to increase from time to time in the sole discretion of the Compensation Committee. However, during the fiscal year ended March 31, 2010, Mr. Bouchard agreed to forgo the raise associated with his assumption of the roles of President and Chief Executive Officer (from $400,000 per annum, the amount of his salary during the time he served as our Chief Operating Officer, to $500,000 per annum) and to take a ten percent reduction from his previous base salary effective April 1, 2009, in connection with our ten percent reduction in salary for all senior executives during such period, resulting in an annual base salary of $360,000 or, effectively, a 28% reduction in his base salary. Mr. Bouchard agreed that such reduction in his base salary would not constitute “good reason” for purposes of the Bouchard Agreement or any other agreement. Mr. Bouchard’s salary was reinstated to $500,000 per year effective April 1, 2010.
     Commencing with the fiscal year ending March 31, 2010 and each fiscal year of his employment thereafter, Mr. Bouchard was eligible to participate in the Company’s annual incentive bonus plan applicable to the most senior executives of the Company, under which Mr. Bouchard had the potential to earn an annual bonus targeted at 100% of his unreduced annual base salary, contingent on the attainment of certain individual and/or Company performance criteria established and evaluated by our Board or the Compensation Committee in accordance with the terms of such bonus plan as in effect from time to time. During his employment, Mr. Bouchard was eligible to receive group welfare and retirement benefits in accordance with the Company’s plans and policies and four weeks of paid vacation time each year.
     Pursuant to the Bouchard Agreement, on May 15, 2009, the Company granted Mr. Bouchard the 2009 Bouchard Option to acquire 1,000,000 shares of the Company’s common stock under the Plan with an exercise price equal to $2.30 per share. This stock option vested with respect to one-third of the shares subject thereto on May 15, 2010 and was scheduled to vest with respect to one-third of the shares subject thereto on each of May 15, 2011 and May 15, 2012, subject to Mr. Bouchard’s continued employment with the Company and subject to accelerated vesting under certain circumstances as described below. In connection with Mr. Bouchard’s termination of employment, the 2009 Bouchard Option vested with respect to an additional one-third of the shares subject thereto on December 9, 2010, and the remaining unvested portion of the option was canceled on December 9, 2010. In addition, on February 16,

2010, the Company granted Mr. Bouchard the 2010 Bouchard Option to acquire 1,000,000 shares of the Company’s common stock with an exercise price equal to $1.86, which option was scheduled to vest with respect to one-quarter of the shares subject thereto in equal annual installments on February 16, 2011, February 16, 2012, February 16, 2013 and February 16, 2014, subject to Mr. Bouchard’s continued employment with the Company and subject to accelerated vesting under certain circumstances as described below. In connection with Mr. Bouchard’s termination of employment, the 2010 Bouchard Option vested with respect to one-fourth of the shares subject thereto on December 9, 2010, and the remaining unvested portion of the option was canceled on December 9, 2010. The Bouchard Agreement provided that in the event that Mr. Bouchard’s employment were to have been terminated by the Company without “cause” or by Mr. Bouchard for “good reason” (each as defined in the Bouchard Agreement; see “Executive Compensation—Potential Payments upon Termination or change of Control” below for such definitions) on any date other than a scheduled vesting date, the installment of each of the options that was scheduled to vest on the next scheduled vesting date following the termination of employment would have vested immediately prior to such termination. If Mr. Bouchard’s employment were to have been terminated by the Company without “cause” or by Mr. Bouchard for “good reason” within the twelve-month period immediately following a Change of Control (as defined in the Plan) or by reason of Mr. Bouchard’s death or disability, the options would have immediately become fully vested and exercisable.
     The Bouchard Agreement also provided that in the event that Mr. Bouchard were to have incurred a separation from service due to a termination by the Company without “cause” or by Mr. Bouchard for “good reason,” Mr. Bouchard would have been entitled to receive (i) a lump-sum cash severance payment equal to 100% of his annual base salary, payable within ten days after the date of his separation from service, and (ii) provided that he was not at the time of payment eligible to participate in a group health insurance plan of a subsequent employer, a lump-sum cash payment equal to $30,000, payable within ten days after the 18-month anniversary of the date of his separation from service. In the event that Mr. Bouchard were to have incurred a separation from service due to his death or disability, or non-renewal of the Bouchard Agreement by the Company, Mr. Bouchard (or his estate or beneficiaries) would have received the payment described in clause (ii) of the immediately preceding sentence. Except in the event of a termination due to his death, Mr. Bouchard’s right to receive these payments was subject to his execution and non-revocation of a general release of claims against the Company. In the event of a termination for “cause,” resignation by Mr. Bouchard without “good reason,” or non-renewal of the Bouchard Agreement by Mr. Bouchard, Mr. Bouchard would not have been entitled to receive any further compensation or payments from the Company (except for unpaid base salary, accrued vacation and expense reimbursements relating to the period prior to the date of termination).
     In connection with Mr. Bouchard’s employment agreement, Mr. Bouchard also entered into a non-competition and confidentiality agreement with us, which provided, among other things, that Mr. Bouchard would refrain from competing with us during and for one year immediately following his employment with us. In addition, under the agreement, during and after Mr. Bouchard’s employment with us, Mr. Bouchard may not disclose, publish or use any confidential or proprietary information or trade secrets of or relating to the Company, except as permitted by the agreement. We also entered into an indemnification agreement with Mr. Bouchard, which indemnification agreement requires, among other things, that we indemnify Mr. Bouchard to the fullest extent permitted by applicable law against certain liabilities that may arise by reason of his service or status as an officer of the Company, provided Mr. Bouchard acted in good faith and in a manner he reasonably believed to be in or our best interests.
  Mr. Gilles Bouchard — Separation Agreement
     On December 9, 2010, the Company entered into a separation agreement with Mr. Bouchard pursuant to which Mr. Bouchard resigned as the Company’s Chief Executive Officer and President and as a member of the Board, effective as of December 9, 2010. Subject to Mr. Bouchard’s execution and non-revocation of a general release of claims, Mr. Bouchard is entitled to receive the following payments and benefits under the separation agreement: (i) a lump-sum cash severance payment equal to 100% of Mr. Bouchard’s annual base salary of $500,000, (ii) continued group health insurance coverage through December 31, 2010, (iii) a lump-sum cash payment equal to $30,000, payable within 10 days after the 18-month anniversary of his termination date, provided that he is not at the time of payment eligible to participate in a group health insurance plan of a subsequent employer, and (iv) accelerated vesting of the installment of shares of Company common stock subject to Mr. Bouchard’s outstanding stock options that was scheduled to vest on the next scheduled vesting date following December 9, 2010. Any remaining unvested portions of Mr. Bouchard’s stock options (after giving effect to this accelerated vesting) were automatically cancelled on his termination date. Mr. Bouchard remains subject to the terms of the non-competition and confidentiality agreement described above.
  Mr. Michael C. Chan
     On July 29, 2008, we entered into an amended and restated employment agreement with Mr. Chan which provided that Mr. Chan would serve as our Executive Vice President, Business Development; provided, however, that such agreement was further amended in May of 2009 to provide that Mr. Chan would serve as the President of Opnext Subsystems, Inc., our wholly owned subsidiary, the position he currently occupies. The current term of Mr. Chan’s employment agreement extends until December 1, 2011, subject to automatic renewal for successive one-year periods unless either party provides notice of such party’s intention not to renew the employment agreement not less than 60 days prior to the expiration of the then-current term. Mr. Chan’s base salary pursuant to the employment agreement is $360,000 per year, which may be increased annually at the sole discretion of the Board. Pursuant to his employment agreement, Mr. Chan is entitled to participate in the bonus program for the relevant fiscal year under which Mr. Chan has the potential to earn an annual bonus targeted at 60 percent of his annual base salary. Based upon the recommendations of Pearl Meyer, in August 2008 the Compensation Committee approved an increase in Mr. Chan’s target bonus to 70 percent of his annual base salary. During his employment, Mr. Chan is eligible to receive group welfare and retirement benefits in accordance with the Company’s plans and policies as well as four weeks of paid vacation time each year.
     Mr. Chan’s employment agreement further provides that in the event that his employment is terminated by us for a reason other than death, “disability,” “cause” or failure to renew the initial or any successive term of the employment agreement, or by Mr. Chan for “good reason,” Mr. Chan will be entitled to receive a lump-sum cash payment equal to 100% of his then current annual base salary, subject to his execution and non-revocation of a general release of claims against the Company (See “Executive Compensation—Potential Payments upon Termination or Change in Control” below for definitions of “disability,” “cause” and “good reason” in Mr. Chan’s employment agreement).
     On May 15, 2009, we entered into an amendment to Mr. Chan’s employment agreement which provided that, effective for the six-month period commencing as of April 1, 2009, Mr. Chan’s annual base salary would be reduced from $360,000 to $324,000, and that our board of directors or the Compensation Committee could determine that Mr. Chan’s base salary would remain at this reduced level after the expiration of such six-month period, but in no event beyond March 31, 2010. Pursuant to the amendment, Mr. Chan consented to this reduction of his base salary and agreed that the reduction would not constitute “good reason” for purposes of his employment agreement or any other agreement. Mr. Chan’s annual base salary was reinstated to $360,000 effective April 1, 2010. The amendment also provided that in no event will any change in Mr. Chan’s position, title, duties or responsibilities to reflect a reduced business development role constitute “good reason” for purposes of his employment agreement or any other agreement. The amendment also reflected the increase in Mr. Chan’s target annual bonus from 60% to 70% of his unreduced annual base salary.
     The amendment to Mr. Chan’s employment agreement dated May 15, 2009 also provided that in connection with Mr. Chan’s relocation of his primary residence, provided that he remains continuously employed by the Company through the payment date, the Company would pay Mr. Chan a total of $300,000 in relocation bonuses, consisting of (i) a payment of $100,000 no later than May 31, 2009, (ii) a payment of $100,000 on or within 10 days following May 31, 2010, and (iii) a payment of $100,000 on or within 10 days following May 31, 2011. In the event that Mr. Chan’s employment is terminated by the Company without “cause” or by Mr. Chan for “good reason” (each as defined in the employment agreement), or by reason of Mr. Chan’s death or disability prior to the date of payment of any relocation bonus, Mr. Chan (or his estate or beneficiaries) will receive any unpaid relocation bonuses at the times described above. If Mr. Chan’s employment is terminated for any other reason, he will not receive any relocation bonus not previously paid to him.
     In connection with Mr. Chan’s employment agreement, Mr. Chan also entered into a customary non-competition, confidentiality and invention assignment agreement, which provides, among other things, that Mr. Chan will refrain from competing with us during and for one year immediately following his employment with us. In addition, under the agreement, during and after Mr. Chan’s employment with us, Mr. Chan may not disclose, publish or use any confidential or proprietary information or trade secrets of or relating to the Company, except as permitted by the agreement.
     Mr. Chan also entered into an indemnification agreement with us in connection with his employment agreement which requires, among other things, that we indemnify Mr. Chan to the fullest extent permitted by applicable law against certain liabilities that may arise by reason of his service or status as an officer of the Company, provided Mr. Chan acted in good faith and in a manner he reasonably believed to be in or our best interests.
  Mr. Robert J. Nobile
     On December 31, 2008, we entered into an amended and restated employment agreement with Robert J. Nobile, which provides that Mr. Nobile will serve as the Senior Vice President, Finance and Chief Financial Officer of the Company, and will report to the Company’s Chief Executive Officer. The term of Mr. Nobile’s employment under the agreement is for three years, commencing on December 31, 2008 and ending on December 31, 2011, subject to automatic renewals for successive one-year periods unless either party provides notice of such party’s intention not to renew the agreement not less than 60 days prior to the expiration of the then-current term. The agreement provides that Mr. Nobile’s annual base salary will be $265,000, and may be increased from time to time at the sole discretion of the Board.
     Mr. Nobile is eligible to participate in the Company’s annual incentive bonus plan applicable to similarly situated executives of the Company, under which Mr. Nobile has the potential to earn an annual bonus targeted at 70% of his annual base salary actually paid for each such year, contingent on the attainment of certain individual and/or Company performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time. Any annual bonus payable to Mr. Nobile with respect to a partial year of employment will be prorated to reflect the period of time during which Mr. Nobile was employed by the Company in such year.
     In the event that Mr. Nobile incurs a separation from service due to a termination by the Company without “cause” or by Mr. Nobile for “good reason,” Mr. Nobile is entitled to receive a lump-sum cash severance payment equal to 100% of his then-current annual base salary. Mr. Nobile’s right to receive his severance payment is subject to his execution and non-revocation of a general release of claims against the Company. In the event of a termination for “cause,” resignation by Mr. Nobile without “good reason,” termination due to Mr. Nobile’s death or “disability,” or non-renewal of the agreement, Mr. Nobile is not entitled to receive any further compensation or payments from the Company (except for unpaid base salary, accrued vacation and expense reimbursements relating to the period prior to the date of termination). (See “Executive Compensation—Potential Payments upon Termination or Change in Control” below for definitions of “cause,” “good reason” and “disability” in Mr. Nobile’s employment agreement.)
     On May 15, 2009, Mr. Nobile and the Company entered into an amendment to Mr. Nobile’s employment agreement. The amendment provided that, effective for the six-month period commencing on April 1, 2009, Mr. Nobile’s annual base salary would be reduced from $265,000 to $238,500, and that our Board or the Compensation Committee could determine that Mr. Nobile’s base salary would remain at this reduced level after the expiration of such six-month period, but in no event beyond March 31, 2010. Pursuant to the amendment, Mr. Nobile agreed that the reduction would not constitute “good reason” for purposes of his employment agreement or any other agreement. Mr. Nobile’s annual base salary was reinstated to $265,000 effective April 1, 2010. The amendment also provided that Mr. Nobile had the potential to earn an annual bonus under our 2010 Bonus Program targeted at 70% of his unreduced annual base salary.
     During his employment, Mr. Nobile is eligible to receive group welfare and retirement benefits in accordance with the Company’s plans and policies and as well as four weeks of paid vacation time each year.
     Mr. Nobile also entered into an indemnification agreement with us in connection with his employment agreement which requires, among other things, that we indemnify Mr. Nobile to the fullest extent permitted by applicable law against certain liabilities that may arise by reason of his service or status as an officer of the Company, provided Mr. Nobile acted in good faith and in a manner he reasonably believed to be in our best interests.

  Mr. Justin J. O’Neill
     On December 31, 2008, we entered into an amended and restated employment agreement with Justin J. O’Neill, which provides that Mr. O’Neill will serve as the Senior Vice President and General Counsel of the Company, and will report to the Company’s Chief Executive Officer. The term of Mr. O’Neill’s employment under the agreement is for four years, commencing on May 7, 2007 and ending on May 7, 2011, subject to automatic renewals for successive one-year periods unless either party provides notice of such party’s intention not to renew the agreement not less than 60 days prior to the expiration of the then-current term. The agreement provides that Mr. O’Neill’s annual base salary will be $300,000 per year, and may be increased from time to time at the sole discretion of the Board.
     Mr. O’Neill is eligible to participate in the Company’s annual incentive bonus plan applicable to similarly situated executives of the Company, under which Mr. O’Neill has the potential to earn an annual bonus targeted at 70% of his annual base salary actually paid for each such year, contingent on the attainment of certain individual and/or Company performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time. Any annual bonus payable to Mr. O’Neill with respect to a partial year of employment will be prorated to reflect the period of time during which Mr. O’Neill was employed by the Company in such year.
     In the event that Mr. O’Neill incurs a separation from service due to a termination by the Company without “cause” or by Mr. O’Neill for “good reason,” Mr. O’Neill is entitled to receive a lump-sum cash severance payment equal to 100% of his then-current annual base salary. Mr. O’Neill’s right to receive his severance payment is subject to his execution and non-revocation of a general release of claims against the Company. In the event of a termination for “cause,” resignation by Mr. O’Neill without “good reason,” termination due to Mr. O’Neill’s death or “disability,” or non-renewal of the agreement, Mr. O’Neill is not entitled to receive any further compensation or payments from the Company (except for unpaid base salary, accrued vacation and expense reimbursements relating to the period prior to the date of termination). (See “Executive Compensation—Potential Payments upon Termination or Change in Control” below for definitions of “cause,” “good reason” and “disability” in Mr. O’Neill’s employment agreement.)
     On May 15, 2009, Mr. O’Neill and the Company entered into an amendment to Mr. O’Neill’s amended and restated employment agreement with the Company. The amendment provided that, effective for the six-month period commencing as of April 1, 2009, Mr. O’Neill’s annual base salary would be reduced from $300,000 to $270,000, and that our Board or the Compensation Committee could determine that Mr. O’Neill’s base salary would remain at this reduced level after the expiration of such six-month period, but in no event beyond March 31, 2010. Pursuant to the amendment, Mr. O’Neill agreed that the reduction would not constitute “good reason” for purposes of his employment agreement or any other agreement. Mr. O’Neill’s annual base salary was reinstated to $300,000 effective April 1, 2010. The amendment also provided that Mr. O’Neill had the potential to earn an annual bonus under our 2010 Bonus Program targeted at 70% of his unreduced annual base salary.
     During his employment, Mr. O’Neill is eligible to receive group welfare and retirement benefits in accordance with the Company’s plans and policies as well as four weeks of paid vacation time each year.
     In connection with Mr. O’Neill’s employment agreement, Mr. O’Neill also entered into a customary confidentiality and invention assignment agreement, which provides, among other things, that during and after Mr. O’Neill’s employment with us, Mr. O’Neill may not disclose, publish or use any confidential or proprietary information or trade secrets of or relating to the Company, except as permitted by the agreement.
     Finally, Mr. O’Neill also entered into an indemnification agreement with us in connection with his employment agreement which requires, among other things, that we indemnify Mr. O’Neill to the fullest extent permitted by applicable law against certain liabilities that may arise by reason of his service or status as an officer of the Company, provided Mr. O’Neill acted in good faith and in a manner he reasonably believed to be in our best interests.

Outstanding Equity Awards at 2010 Fiscal Year-End
     The following table sets forth summary information regarding the outstanding equity awards at March 31, 2010 granted to each of our Named Executive Officers.

	Option Awards						Stock Awards
								Equity
								Incentive	Equity
								Plan Awards:	Incentive
			Equity Incentive					Number of Unearned	Plan Awards:
			Plan Awards:			Number of	Market Value of	Shares,	Market or Payout
	Number of	Number of	Number of			Shares	Shares or	Units or	Value of
	Securities	Securities	Securities			or Units	Units of	Other	Unearned Shares,
	Underlying	Underlying	Underlying			of Stock	Stock That	Rights	Units or Other
	Unexercised	Unexercised	Unexercised	Option	Option	That Have	Have Not	That Have	Rights That Have
	Options (#)	Options (#)	Unearned Options	Exercise Price	Expiration	Not Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Gilles Bouchard	125,000	125,000(1)	—	8.89	11/15/2017	—	—	—	—
	30,000	60,000(2)	—	4.92	7/11/2013	—	—	—	—
	—	1,000,000(3)	—	2.30	5/15/2014	—	—	—	—
	—	1,000,000(4)	—	1.86	2/16/2017	—	—	—	—

Michael C. Chan	200,000	—	—	15.00	12/1/2010	—	—	—	—
	17,500	17,500(5)	—	11.34	8/15/2017	—	—	—	—
	33,334	66,666(6)	—	4.92	7/11/2013	—	—	—	—
	—	200,000(5)	—	2.23	8/19/2016	—	—	—	—

Tadayuki Kanno	16,666	—	—	15.00	1/27/2015	—	—	—	—
	20,000	20,000(5)	—	11.34	8/15/2017	—	—	—	—
	30,000	60,000(6)	—	4.92	7/11/2013	—	—	—	—
	—	200,000(5)	—	2.23	8/19/2016	—	—	—	—

Robert J. Nobile	50,000	—	—	15.00	3/5/2011	—	—	—	—
	12,500	12,500(5)	—	11.34	8/15/2017	—	—	—	—
	30,000	60,000(6)	—	4.92	7/11/2013	—	—	—	—
	—	200,000(5)	—	2.23	8/19/2016	—	—	—	—

Justin J. O’Neill	75,000	25,000(5)	—	13.85	5/7/2017	—	—	—	—
	30,000	60,000(6)	—	4.92	7/11/2013	—	—	—	—
	—	100,000(5)	—	2.23	8/19/2016	—	—	—	—

(1)	These stock options vested with respect to 31,250 shares on each of November 15, 2008, November 15, 2009, and November 15, 2010. In connection with Mr. Bouchard’s termination of employment, the stock options vested with respect to the remaining 31,250 shares on December 9, 2010.

(2)	These stock options vested with respect to 20,000 shares on each of July 11, 2009, July 11, 2010. In connection with Mr. Bouchard’s termination of employment, the stock options vested with respect to the remaining 20,000 shares on December 9, 2010.

(3)	These stock options vested with respect to 333,333 shares on May 15, 2010. In connection with Mr. Bouchard’s termination of employment, the stock options vested with respect to an additional 333,333 shares on December 9, 2010, and the remaining unvested portion of the option (333,334 shares) was canceled on December 9, 2010.

(4)	In connection with Mr. Bouchard’s termination of employment, these stock options vested with respect to 250,000 shares on December 9, 2010, and the remaining unvested portion of the option (750,000 shares) was canceled on December 9, 2010.

(5)	Subject to continued employment, the stock options are scheduled to vest and become exercisable in equal annual installments on each of the first four anniversaries of the date of grant.

(6)	Subject to continued employment, the stock options are scheduled to vest and become exercisable in equal annual installments on each of the first three anniversaries of the date of grant.
Option Exercises and Stock Vested in Fiscal Year 2010
     During the fiscal year ended March 31, 2010, none of the Named Executive Officers exercised any of their stock options. On November 1, 2009, 20,000 shares of restricted stock issued to Mr. Bouchard in connection with his employment agreement vested. The table below summarizes, for each of the Named Executive Officers, the exercise of stock options, SARs and similar instruments and vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended March 31, 2010:

	Option Awards		Stock Awards
	Number of Shares	Value		Value
	Acquired on	Realized on	Number of Shares	Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
Gilles Bouchard	—	—	20,000	49,800
Michael C. Chan	—	—	—	—
Tadayuki Kanno	—	—	—	—
Robert J. Nobile	—	—	—	—
Justin J. O’Neill	—	—	—	—
Potential Payments upon Termination or Change of Control
  Employment Agreements
     In order to achieve our paramount objective of attracting and retaining the most talented executives, as well as motivating such executives throughout their tenure with us, we believe it is vital to provide our executive officers with severance payments. To this end, each of our Named Executive Officers, other than Mr. Bouchard and Mr. Kanno, is entitled to a severance payment in an amount equal to one times the executive’s annual base salary in the event of a termination of the executive’s employment without “cause” (as defined below) and, in certain instances, by the executive for “good reason” (as defined below).
     Pursuant to the Bouchard Agreement, in the event that Mr. Bouchard were to have incurred a separation from service due to a termination by the Company without “cause” or by Mr. Bouchard for “good reason,” Mr. Bouchard would have been entitled to receive, in addition to the severance payment referenced above, a lump-sum cash payment equal to $30,000, payable within 10 days after the 18-month anniversary of the date of his separation from service, provided that he was not at the time of payment eligible to participate in a group health insurance plan of a subsequent employer. Mr. Bouchard (or his estate or beneficiaries) would also have received this payment in the event that he were to have incurred a separation from service due to his death or disability, or non-renewal of the Bouchard Agreement by the Company.

     On December 9, 2010, the Company entered into a separation agreement with Mr. Bouchard pursuant to which Mr. Bouchard resigned as the Company’s Chief Executive Officer and President and as a member of the Board, effective as of December 9, 2010. See “Mr. Gilles Bouchard - Separation Agreement” above.
     On May 15, 2009, we entered into an amendment to Mr. Chan’s employment agreement which provides that we will pay Mr. Chan a total of $300,000 in relocation bonuses, consisting of: (i) a payment of $100,000 no later than May 31, 2009; (ii) a payment of $100,000 on or within 10 days following May 31, 2010; and (iii) a payment of $100,000 on or within 10 days following May 31, 2011, provided that he remains continuously employed by us through the applicable payment date. The amendment also provides that if Mr. Chan’s employment were to be terminated by us without “cause” or by Mr. Chan for “good reason,” or by reason of Mr. Chan’s death or “disability” (each as defined below), prior to the date of payment of any relocation bonus, Mr. Chan (or, in the event of his death, Mr. Chan’s estate or beneficiaries) will receive any of such theretofore unpaid relocation bonuses at the times described above.
     In each of the employment agreements for Messrs. Bouchard, Chan, Nobile and O’Neill, “cause” is defined as the occurrence of any one or more of the following events: (i) the commission of a felony or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its subsidiaries or affiliates or any of their customers or suppliers; (ii) conduct that brings the Company or any of its subsidiaries or affiliates into substantial public disgrace or disrepute; (iii) any material breach of the confidentiality agreement entered into in connection with his employment; (iv) fraud or embezzlement with respect to the Company or any of its subsidiaries or affiliates; (v) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates; or (vi) repeated failure to perform in any material respect executive’s duties as directed by the Board.
     In addition, “good reason” is defined in the employment agreements for Messrs. Bouchard, Chan, Nobile and O’Neill as the occurrence of any one or more of the following events, along with the Company’s failure to cure the circumstances constituting good reason within 20 days after the receipt of notice thereof: (i) a material and substantial diminution of executive’s duties or responsibilities or executive’s removal from his position, or (ii) a reduction by the Company of executive’s base salary or target bonus range. The agreements provide that to constitute resignation for “good reason” the executive must resign within 30 days after the end of the 20-day cure period.
     For purposes of the employment agreements with Messrs. Bouchard, Chan, Nobile and O’Neill, “disability” will generally mean that the executive is unable to effectively perform his duties and responsibilities, as determined by the Board, for more than 180 days during any 12-month period by reason or any physical or mental injury, illness or incapacity.
     Assuming a termination of employment as of March 31, 2010, the severance benefits described above would have resulted in payments of the following amounts to each of the respective Named Executive Officers: Mr. Bouchard — $530,000, Mr. Chan — $360,000, Mr. Nobile — $265,000 and Mr. O’Neill — $300,000.
  Stock Option Agreements
     Outstanding stock options at March 31, 2010 granted to each of our Named Executive Officers are subject to certain accelerated vesting provisions as described below, including (i) the grant of nonqualified stock options to purchase 35,000 shares to Mr. Chan, 40,000 shares to Mr. Kanno and 25,000 shares to Mr. Nobile on August 15, 2007 (collectively, the “August 2007 Options”); (ii) in connection with the execution of the Agreement and Plan of Merger, dated as of July 9, 2008, among Opnext, Inc., StrataLight Communications, Inc., Omega Merger Sub 1, Inc., Omega Merger Sub 2, Inc. and Jerome S. Contro as the stockholder representative, grants of nonqualified stock options to purchase 100,000 shares to Mr. Chan, and 90,000 shares to each of Messrs. Bouchard, Kanno, Nobile and O’Neill on July 11, 2008 (collectively, the “Transaction Bonus Options”); (iii) pursuant to Mr. Bouchard’s employment agreement, the grant of a nonqualified stock option to purchase 250,000 shares on November 15, 2007 (the “2007 Bouchard Option”), the 2009 Bouchard Option to purchase 1,000,000 shares on granted May 15, 2009, and the 2010 Bouchard Option to purchase 1,000,000 shares granted on February 16, 2010 (together with the 2007 Bouchard Option and the 2009 Bouchard Option, the “Bouchard Options”); and (iv) the grant of the August 2009 Options to purchase 200,000 shares to each of Messrs. Chan, Kanno and Nobile and 100,000 shares to Mr. O’Neill.

     Each of the stock option agreements entered into in connection with the August 2007 Options, the Transaction Bonus Options, the Bouchard Options and the August 2009 Options provides (or, in the case of the Bouchard Options, provided) that in the event that the applicable executive’s employment with us is terminated by us without “cause” (as defined therein) or by the executive for “good reason” (as defined therein), such options shall vest with respect to the portion of the options that would have otherwise become vested during the twelve-month period immediately succeeding the date of such termination of employment had the executive remained employed by us during such period. In addition, each of the stock option agreements provides (or, in the case of the Bouchard Options, provided) that in the event that the executive’s employment with us is terminated by reason of his death or “disability” (as defined therein) or by us without “cause” or by him for “good reason” (as defined therein) during the twelve-month period immediately following a “change in control” (as defined in the Plan (see “Change of Control Provisions” below)), the stock options issued to such executive shall, to the extent not then vested, become fully vested.
     “Cause” is defined in each of the Named Executive Officer’s stock option agreements to mean the definition of such terms as defined in each such Named Executive Officer’s employment agreement then in effect or if not defined therein or, if there shall be no such agreement, (i) the Named Executive Officer’s engagement in misconduct which is materially injurious to the Company or any of its affiliates, (ii) the Named Executive Officer’s continued failure to substantially perform his duties to the Company or any of its subsidiaries, (iii) the Named Executive Officer’s repeated dishonesty in the performance of his duties to the Company or any of its subsidiaries, (iv) the Named Executive Officer’s commission of an act or acts constituting any (x) fraud against, or misappropriation or embezzlement from the Company or any of its affiliates, (y) crime involving moral turpitude, or (z) offense that could result in a jail sentence of at least 30 days or (v) the Named Executive Officer’s material breach of any confidentiality, non-solicitation, non-competition or inventions covenant entered into between the Named Executive Officer and the Company or any of its subsidiaries.
     In the employment agreements for each of Messrs. Bouchard, Chan, Nobile and O’Neill, “cause” is defined as the occurrence of any one or more of the following events: (i) the commission of a felony, or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its subsidiaries or affiliates or any of their customers or suppliers; (ii) conduct tending to bring the Company or any of its subsidiaries or affiliates into substantial public disgrace or disrepute; (iii) breach of any proprietary information agreement he entered into in connection with his employment; (iv) fraud or embezzlement, gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates; or (v) egregious or bad faith performance of, or failure to perform, the duties of his position.
     “Disability” and “good reason” are each defined in the stock option agreements for each of Messrs. Bouchard, Chan, Nobile and O’Neill to mean the definition of such terms as defined in each such executive’s employment agreement then in effect. (See “Potential Payments upon Termination or Change in Control — Employment Agreements” above for definitions of such terms as applied to Messrs. Bouchard, Chan, Nobile and O’Neill). “Disability” is defined in the stock option agreements entered into with Mr. Kanno to mean “disability” as defined in any employment agreement then in effect between the Mr. Kanno and us, or, if not defined therein or if there shall be no such agreement, as defined in our long-term disability plan as in effect from time to time, or if there shall be no plan or if not defined therein, Mr. Kanno’s becoming physically or mentally incapacitated and consequent inability for a period of six (6) months in any twelve (12) consecutive month period to perform his duties to us.
     Each of the August 2007 Options, the Transaction Bonus Options, the Bouchard Options and the August 2009 Options provide (or, in the case of the Bouchard Options, provided) for accelerated vesting. However, as of March 31, 2010, the market price of our common stock was below the strike price of all options issued in connection with the August 2007 Options and the Transaction Bonus Options, and therefore, accelerated vesting would not have resulted in any benefit to any of the Named Executive Officers as of such date with respect to such grants. Please see the table labeled “Change of Control Table” below for a quantification of the benefits potentially realizable by the respective Named Executive Officers in connection with accelerated vesting as of March 31, 2010 of the Bouchard Options and the August 2009 Options.
     Except with respect to the option grants described above, all of the current stock options held by the Named Executive Officers and are fully vested with no remaining acceleration benefits.

Change in Control Provisions
     Our Plan provides that, except as may otherwise be provided in a written agreement between the participant and us, in the event of a “Change in Control” of the Company (as defined below) in which awards under the Plan are not converted, assumed, or replaced by the successor, such awards will become fully exercisable and all forfeiture restrictions on such awards will lapse. Upon, or in anticipation of, a Change in Control, the plan administrator may cause any and all awards outstanding under the Plan to terminate at a specific time in the future and will give each participant the right to exercise such awards during a period of time as the plan administrator, in its sole and absolute discretion, will determine.
     “Change in Control” is defined in the Plan to include each of the following:
•	A transaction or series of transactions (other than an offering of shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, Hitachi, Ltd., an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

•	During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in the Plan) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

•	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

•	Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

•	After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

•	The Company’s stockholders approve a liquidation or dissolution of the Company.
     The Board has full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

Employment Agreements, Severance Benefits and Change of Control Provisions
     We also offer certain of our Named Executive Officers certain severance payments and benefits in the event of a “change of control.” For a detailed discussion of our employment agreements, please see the descriptions under the headings “Executive Compensation — Employment Agreements” and “Executive Compensation — Potential Payments upon Termination or Change of Control.”
     Severance Benefits. With the exception of Mr. Kanno, our Named Executive Officers are (or, in the case of Mr. Bouchard, were) entitled to certain severance payments and benefits in the event of a termination without “cause” and, in certain instances, for resignation for “good reason.” For a detailed discussion of such severance compensation and benefits, please see the descriptions under the headings “Executive Compensation — Employment Agreements” and “Executive Compensation — Potential Payments upon Termination or Change of Control.” Our philosophy is to provide severance packages that we believe enable the Company to retain qualified executives, maintain a stable work environment for the Named Executive Officers and provide economic security to the executives in the event of certain terminations of employment. Our severance arrangements are designed to limit distractions to the Named Executive Officers in the performance of their duties and allow the executives to focus on achieving superior company performance and building stockholder value. We believe that it is important to provide severance payments in both the event of actual termination and in the event of constructive termination. Excluding instances of constructive termination from the types of termination covered by our severance packages would risk that an acquirer of us could avoid paying severance by fostering a non-conducive work environment for the executives, thereby ensuring their voluntary exit.
     Change of Control. Prior to the August 2007 Options, the terms of nonqualified stock option agreements we entered into with the Named Executive Officers pursuant to the Plan provided that in the event of a change of control and a termination of employment within six months of such change of control, either by us other than for “cause” or “disability” or by the participant for “good reason,” the unvested stock options of each Named Executive Officer immediately became fully vested and exercisable. (Please see “Executive Compensation—Potential Payments upon Termination or Change of Control” for definitions of “cause”, “disability” and “good reason”.) This approach to compensation in the event of a change of control is sometimes referred to as a “double-trigger” because the intent is to provide appropriate benefits in the event of a termination following a change of control, rather than to provide a change of control bonus. The Plan is intended to focus each employee, including each Named Executive Officer, on completing a transaction that will be in the best interests of our stockholders rather than on concerns about future employment.
     All of the August 2007 Options, the Transaction Bonus Options, the Bouchard Options and the August 2009 Options provide (or, in the case of the Bouchard Options, provided) for accelerated vesting upon a change of control and a subsequent termination of employment or service, as the case may be, within twelve months following such change in control. For a detailed discussion of such accelerated vesting provisions in each of the stock option agreements, please see the descriptions under the heading “Executive Compensation-Potential Payments upon Termination or Change of Control.” However, since as of March 31, 2010, the market price of our common stock was below the strike price of all options issued in connection with the August 2007 Grants and the Transaction Bonus Options, accelerated vesting would not have resulted in any benefit to any of the Named Executive Officers as of such date in connection with such grants. Please see the table labeled “Change of Control Table” below for a quantification of the benefits potentially realizable by the respective Named Executive Officers in connection with accelerated vesting as of March 31, 2010 of the Bouchard Options and the August 2009 Options. Except with respect to these option grants, all of the current stock options held by the Named Executive Officers are fully vested with no remaining acceleration benefits. No Named Executive Officer has restricted stock subject to accelerated vesting in the event of termination following a change of control.
Severance and Change of Control Table
     The table below assumes that a termination of employment or a termination of employment following a change of control occurred on March 31, 2010, the last business day of our last completed fiscal year. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or a termination of employment following a change of control, we have assumed a price per share of our common stock of $2.36, which represents the closing market price of our common stock as reported on the NASDAQ on March 31, 2010.

	Executive								Covered
	benefits and	Termination			Termination				Termination
	Payments	due to			by Us Other		Resignation		Following
	Upon	Death or		Termination	than for		with Good		Change in
Name	Termination	Disability		for Cause	Cause		Reason		Control
Gilles Bouchard(1)	Severance payment	—		—	$530,000		$530,000		$530,000
	Accelerated shares	$560,000	(2)	—	$145,000	(3)	$145,000	(3)	$560,000	(2)

Michael C. Chan	Severance payment	—		—	$360,000		$360,000		$360,000
	Accelerated shares(2)	$26,000	(4)	—	$6,500	(5)	$6,500	(5)	$26,000	(4)

Tadayuki Kanno	Severance payment	—		—	—		—		—
	Accelerated shares	$26,000	(4)	—	$6,500	(5)	$6,500	(5)	$26,000	(4)

Robert J. Nobile	Severance payment	—		—	$265,000		$265,000		$265,000
	Accelerated shares	$26,000	(4)	—	$6,500	(5)	$6,500	(5)	$26,000	(4)

Justin J. O’Neill	Severance payment	—		—	$300,000		$300,000		$300,000
	Accelerated shares	$13,000	(6)	—	$3,250	(7)	$3,250	(7)	$13,000	(6)

(1)	Mr. Bouchard’s employment with the Company terminated on December 9, 2010 upon his resignation from his positions as the Company’s President and Chief Executive Officer. For a description of the actual severance amounts received or to be received by Mr. Bouchard in connection with his termination, see “Employment Agreements” above.

(2)	Represents the acceleration of vesting with respect to (i) an option to purchase 1,000,000 shares of common stock granted to Mr. Bouchard on May 15, 2009 at a strike price of $2.30 per share and (ii) an option to purchase 1,000,000 shares of common stock granted to Mr. Bouchard on February 16, 2010 at a strike price of $1.86 per share.

(3)	Represents the acceleration of vesting with respect to (i) 333,333 of the shares of common stock subject to a stock option granted to Mr. Bouchard on May 15, 2009 at a strike price of $2.30 per share and (ii) 250,000 of the shares of common stock subject to a stock option granted to Mr. Bouchard on February 16, 2010 at a strike price of $1.86 per share, in each case that would have otherwise become vested during the 12-month period immediately succeeding the date of such termination of employment had Mr. Bouchard remained employed by the company.

(4)	Represents the acceleration of vesting with respect to an option to purchase 200,000 shares of common stock granted on August 19, 2009 at a strike price of $2.23 per share.

(5)	Represents the acceleration of vesting with respect to 50,000 of the shares of common stock subject to a stock option granted on August 19, 2009 at a strike price of $2.23 per share that would have otherwise become vested during the 12-month period immediately succeeding the date of such termination of employment had Messrs. Chan, Kanno or Nobile, as applicable, remained employed by the company.

(6)	Represents the acceleration of vesting with respect to an option to purchase 100,000 shares of common stock granted to Mr. O’Neill on August 19, 2009 at a strike price of $2.23 per share.

(7)	Represents the acceleration vesting of 25,000 of the shares of common stock subject to a stock option granted to Mr. O’Neill on August 19, 2009 at a strike price of $2.23 per share that would have otherwise become vested during the 12-month period immediately succeeding the date of such termination of employment had Mr. O’Neill remained employed by the company.

DIRECTOR COMPENSATION
     The Plan provides for the following equity compensation to our non-employee directors:
•	The automatic one-time grant of restricted stock units to each individual who is newly elected as an non-employee director on the date of his or her election to the Board in an amount equal to $35,000 divided by the fair market value of a share of our common stock on the date of grant (the “Initial Grant”). Subject to the director’s continued service with the Company, this Initial Grant vests in full on the one-year anniversary of the date of grant.

•	The grant of restricted stock units on the date of each annual meeting to each individual who is elected as a non-employee director at such meeting of stockholders or who otherwise continues to be a non-employee director immediately following such meeting in an amount equal to $35,000 divided by the fair market value of a share of the Company’s common stock on the date of such meeting (the “Annual Grant”). Subject to the director’s continued service with the Company, this Annual Grant vests in full on the one-year anniversary of the date of grant. In the event that a newly elected non-employee director is first elected to the Board on a date other than the date of the annual meeting, then, in addition to the Initial Grant, such director will receive a pro rata grant equal to $35,000 divided by the fair market value of a share of the Company’s common stock on the date of his or her election, prorated for the period between the date of the immediately preceding annual meeting and the date of such director’s election to the Board (the “Pro Rata Grant”). Subject to the director’s continued service with the Company, this Pro Rata Grant vests in full on the one-year anniversary of the immediately preceding annual meeting. An individual who is initially elected as a non-employee director at an annual meeting will receive both an Initial Grant and an Annual Grant, but not a Pro Rata Grant, on the date of his or her election to the Board.
     The cash, common stock or other securities or property of the Company payable in respect of such vested restricted stock units will, subject to the exception set forth below, be paid to the non-employee director upon the earliest to occur of:
•	a “change in control event” within the meaning of Section 409A of the Internal Revenue Code, as amended (“Section 409A”);

•	such director’s “separation from service” from the Company within the meaning of Section 409A; and

•	such director’s death.
     In the case of an individual who is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i)), however, the payment will not be made until the date which is six months and one day after the individual’s separation from service (or, if earlier, the date of the individual’s death). To the extent otherwise eligible, members of our Board who are employees of the Company who subsequently retire from the Company and remain on the Board will receive, at each annual meeting of stockholders after his or her retirement from employment with the Company, an Annual Grant.
     In addition, each non-employee director of the Company is entitled to receive the following cash compensation:

Board Service
Annual Retainer:	$25,000
Meeting Fees:	$1,500 per meeting
Committee Service
Audit Committee
Chair Annual Retainer:	$5,000
Meeting Fees:	$1,000 per meeting
Compensation Committee
Chair Annual Retainer:	$5,000
Meeting Fees:	$1,000 per meeting
Nominating/Corporate Governance Committee
Chair Annual Retainer:	$2,500
Meeting Fees:	$1,000 per meeting

     Non-employee directors receive an annual cash retainer of $25,000 as fees related to their service on the Board which is paid in quarterly installments of $6,250. The Chairmen of the Audit and Compensation Committees receive an annual retainer of $5,000 in addition to the foregoing retainer of $25,000. The Chairman of the Nominating/Corporate Governance Committee receives an annual retainer of $2,500 in addition to the foregoing retainer of $25,000. Non-employee directors are reimbursed for reasonable expenses incurred in connection with attending Board and committee meetings. Directors who are also employed by the Company do not receive any compensation for their services as directors. Effective April 1, 2009, members of the Board agreed to a ten percent reduction to their cash compensation for a period of not less than six months in order to reduce our cost structure and operating expenses. Such ten percent reduction in cash compensation expired effective March 31, 2010.
Director Compensation Table
     The following table shows compensation of the non-employee members of our Board for the fiscal year ended March 31, 2010. Any board member who is also an employee of the Company does not receive separate compensation for service on the Board.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Director	Cash	Awards(1)	Awards	Compensation	Earnings	Compensation	Total

Charles J. Abbe	$41,400	$35,000	—	—	—	—	$76,400
Harry L. Bosco(2)	$37,748	$61,849	—	—	—	—	$99,597
Kendall W. Cowan	$51,300	$35,000	—	—	—	—	$86,300
Shinjiro Iwata(3)	—	—	—	—	—	—	—
Isamu Kuru	$33,097	$35,000	—	—	—	—	$68,097
David Lee	$42,300	$35,000	—	—	—	—	$77,300
Ryuichi Otsuki(3)	—	—	—	—	—	—	$0
John F. Otto, Jr.	$51,300	$35,000	—	—	—	—	$86,300
Philip F. Otto	$38,700	$35,000	—	—	—	—	$73,700
William L. Smith	$29,250	$96,847	—	—	—	—	$126,097
Naoya Takahashi(4)	—	—	—	—	—	—	—

(1)	Represents the grant date fair value of restricted stock units granted during the fiscal year ended March 31, 2010 in accordance with ASC 718. For additional information on the valuation assumptions, see Part II, Item 8 “Financial Statements and Supplementary Data” of our 2010 Annual Report on Form 10-K and in the Notes to Consolidated Financial Statements at Note 13, “Stock-Based Incentive Plans”.
The aggregate number of stock awards (including unvested restricted stock units and vested but deferred restricted stock units) outstanding for each non-employee director as of March 31, 2010 is as follows:

Aggregate Number of
Stock Awards
Outstanding as of
Director	March 31, 2010

Charles J. Abbe	47,893
Harry L. Bosco	33,839
Kendall W. Cowan	41,281
Shinjiro Iwata	0
Isamu Kuru	41,281
David Lee	38,088
Ryuichi Otsuki	0
John F. Otto, Jr.	41,281
Philip F. Otto	47,893
William L. Smith	54,187

(2)	On December 9, 2010, the Board of Directors appointed Mr. Bosco, the Company’s current non-executive Chairman of the Board, to the position of Chief Executive Officer and President on an interim basis.

(3)	Mr. Iwata and Mr. Otsuki have declined compensation pursuant to our director compensation program for their services as directors.

(4)	Dr. Takahashi resigned as a member of the Board effective May 13, 2009. Dr. Takahashi had declined compensation pursuant to our director compensation program for his service as a director prior to such resignation.
Compensation Committee Interlocks and Insider Participation
     Since April 1, 2009, our Compensation Committee has consisted of Mr. John F. Otto, Jr., Dr. Lee, Mr. Cowan and Mr. Philip Otto. None of our executive officers serves as a member of the Compensation Committee, or any other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.
Compensation Committee Report*
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
of the
Board of Directors
John F. Otto, Jr., Chairman
Kendall W. Cowan
Dr. David Lee
Philip Otto

*	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.
December 30, 2010

AUDIT MATTERS
Audit Committee Report*
     The Audit Committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements as of and for the year ended March 31, 2010.
     The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.
     The Audit Committee received and reviewed the written disclosures and the letter from Ernst & Young LLP as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with Ernst & Young LLP their independence and satisfied itself as to the independence of the independent registered public accountants.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s board of directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010 filed with the SEC.
     In addition, the Audit Committee selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011. The Board concurred with the selection of Ernst & Young LLP, and has recommended to the stockholders that they ratify and approve the selection of Ernst & Young LLP as our independent registered public accountant for the fiscal year ending March 31, 2011.
Audit Committee of the Board of Directors
Kendall Cowan, Chairman
John F, Otto, Jr.
Charles J. Abbe

*	The material in the Audit Committee Report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.
Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees
     The following summarizes the aggregate fees paid to Ernst & Young LLP for the fiscal years ended March 31, 2010 and 2009:

	Year Ended
	March 31, 2010	March 31, 2009
Audit Fees (1)	$1,020,000	$1,120,587
Audit-Related Fees (2)	30,000	167,460
Tax Fees (3)	89,000	96,445
All Other Fees (4)	139,000	97,992

Total Fees	$1,278,000	$1,482,484

(1)	Audit fees consist primarily of fees billed in connection with the annual audit of the consolidated financial statements of Opnext, Inc. and its subsidiaries, the review of the consolidated unaudited quarterly financial statements of Opnext, Inc. and its subsidiaries, by Ernst & Young LLP and the fees billed in connection with Ernst & Young LLP’s report on internal control over financial reporting.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements of Opnext, Inc. and its subsidiaries, including review services performed in connection with the Company’s 401(k) benefit plan performed during the fiscal year ended March 31, 2010.

(3)	Tax fees consist of fees billed for professional services rendered for tax-related matters associated with Opnext Germany GmbH, transfer pricing analyses and documentation, and miscellaneous tax-related consultations.

(4)	All other fees consist of fees paid for review services performed in connection with acquisition activities.
     From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Ernst & Young LLP. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit service prior to the engagement of Ernst & Young LLP for such service. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at the next subsequent meeting of the Audit Committee.
Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of our Independent Auditors
     Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent auditors be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of the services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During fiscal year ended March 31, 2010, all services were pre-approved in accordance with these procedures.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     There are no family relationships among any of the Company’s directors or executive officers. The Audit Committee regularly reviews the transactions of each director and executive officer to determine if there are any circumstances that would require disclosure as a related person transaction in the Company’s public filings. All such related person transactions must be approved by the Audit Committee, as stated in the Audit Committee Charter.
     The Company was incorporated in September 2000 in Delaware as a wholly owned subsidiary of Hitachi, Ltd. (“Hitachi”), a corporation organized under the laws of Japan. In July 2001, Hitachi contributed the fiber optic components business of its telecommunications system division to the Company in exchange for retaining approximately 70% of the Company’s capital stock and Clarity Partners, L.P. and associated entities contributed $321 million in exchange for approximately 30% of the Company’s capital stock. In October 2002, the Company acquired Hitachi’s opto device business, which the Company later contributed to its wholly owned subsidiary, Opnext Japan.
Agreements with Hitachi and Clarity
Registration Rights Agreement
     In connection with the 2001 acquisition of our then outstanding Class A common stock we entered into a registration rights agreement with Hitachi, Clarity Partners, L.P., Clarity Opnext Holdings I, LLC and Clarity Opnext Holdings II, LLC dated as of July 31, 2001. The agreement provides that at any time following 180 days after the initial public offering of our common stock, Clarity Partners, L.P., and Hitachi may make a written demand to register some or all of their shares. The agreement also grants Clarity Partners, L.P. and Hitachi “piggyback” registration rights other than in connection with an initial public offering of our common stock.
Agreements with Hitachi
Opnext Japan Intellectual Property License Agreement
     Opnext Japan, Inc., or Opnext Japan, and Hitachi are parties to an Intellectual Property License Agreement, pursuant to which Opnext Japan licenses to Hitachi and its wholly owned subsidiaries, and Hitachi licenses to Opnext Japan (with a right to sublicense to its wholly owned subsidiaries and us and our wholly owned subsidiaries), on a fully paid-up, non-exclusive basis, intellectual property rights (patents, copyrights, mask works, software and trade secrets) related to the products of the business transferred by Hitachi to Opnext Japan, whether existing or which arise during the period from July 31, 2001 to July 31, 2011. The licenses granted under the agreement are irrevocable and: (i) with respect to patent rights, survive for so long as any applicable patent is valid; and (ii) with respect to all other intellectual property, perpetual. Opnext Japan may also sublicense the intellectual property rights licensed from Hitachi to its customers as necessary or appropriate in connection with the completion of Opnext Japan’s products or services, to complete the sale of products and services in the ordinary course of business, or to enable joint development of a product or service to be manufactured and sold by Opnext Japan to a customer. However, such sublicense rights are subject to Hitachi’s consent and Hitachi may condition its consent on Opnext Japan making changes requested by Hitachi, or in lieu of providing such consent, Hitachi may elect to enter a license agreement directly with a customer. Hitachi has also agreed to sublicense its rights to third party agreements to Opnext Japan, to the extent that Hitachi has the right to make available such rights to Opnext Japan, in accordance with the terms and conditions of the agreement.
     Pursuant to the terms of such Intellectual Property License Agreement, Hitachi covenants not to sue Opnext Japan, us or sublicensees of Opnext Japan, and Opnext Japan covenants not to sue Hitachi or sublicensees of Hitachi, for infringement of any intellectual property related to the business. Each party’s covenant not to sue also extends to customers of the other party (and our customers in the case of Hitachi’s covenant not to sue), provided that it only extends to the products or methods provided by Opnext Japan or the Company, and not to customer products or methods that incorporate products of Opnext Japan or the Company if the customer products or methods infringe intellectual property of Hitachi that is not licensed to Opnext Japan under this agreement. Each party indemnifies the other party for losses arising from any breach of any covenant under the agreement. If a party commits a material breach that remains uncured for 60 days following notice of such breach, the other party may terminate its obligation to license intellectual property developed or filed on or after the effective date of termination, provided that the licenses granted for intellectual property developed or filed prior to the effective date of termination shall continue pursuant to the terms and conditions of the agreement.
  Opto Device Intellectual Property License Agreement
     On October 1, 2002, we acquired Opto Device, Ltd., the optical device business of Hitachi (“Opto Device”). In connection with the acquisition, Opto Device and Hitachi entered into an Intellectual Property License Agreement, pursuant to which Opto Device licenses to Hitachi and its wholly owned subsidiaries, and Hitachi licenses to Opto Device (with a right to sublicense to its wholly owned subsidiaries and us and our wholly owned subsidiaries), on a fully paid-up, non-exclusive basis, intellectual property rights (patents, copyrights, mask works, software and trade secrets) related to the products of the business transferred by Hitachi to Opto Device, whether existing or which arise during the period from October 1, 2002 to October 1, 2012. The licenses granted under the agreement are irrevocable and: (i) with respect to patent rights, survive for so long as any applicable patent is valid; and (ii) with respect to all other intellectual property, perpetual. Opto Device may also sublicense the intellectual property rights licensed from Hitachi to its customers as necessary or appropriate in connection with the completion of Opto Device’s products or services, to complete the sale of products and services in the ordinary course of business, or to enable joint development of a product or service to be manufactured and sold by Opto Device to a customer. However, such sublicense rights are subject to Hitachi’s consent and Hitachi may condition its consent on Opto Device making changes requested by Hitachi, or in lieu of providing such consent, Hitachi may elect to enter a license agreement directly with a customer. Hitachi has also agreed to sublicense its rights to third party agreements to Opto Device, to the extent that Hitachi has the right to make available such rights to Opto Device, in accordance with the terms and conditions of the agreement.
     Pursuant to the terms of such Intellectual Property License Agreement, Hitachi covenants not to sue Opto Device, us or sublicensees of Opto Device, and Opto Device covenants not to sue Hitachi or sublicensees of Hitachi, for infringement of any intellectual property related to the business. Each party’s covenant not to sue also extends to customers of the other party (and our customers in the case of Hitachi’s covenant not to sue), provided that it only extends to the products or methods provided by Opto Device or the Company, and not to customer products or methods that incorporate products of Opto Device or the Company if the customer products or methods infringe intellectual property of Hitachi that is not licensed to Opto Device under this agreement. Each party indemnifies the other party for losses arising from any breach of any covenant under the agreement. If a party commits a material breach that remains uncured for 60 days following notice of such breach, the other party may terminate its obligation to license intellectual property developed or filed on or after the effective date of termination, provided that the licenses granted for intellectual property developed or filed prior to the effective date of termination shall continue pursuant to the terms and conditions of the agreement. Pursuant to the merger of Opto Device into Opnext Japan on March 31, 2003, this agreement was assumed by Opnext Japan.
  Opnext Japan Intellectual Property License Agreement with Hitachi Communication Technologies, Ltd.
     Opnext Japan and Hitachi Communication Technologies, Ltd (“Hitachi Communication”) are parties to an Intellectual Property License Agreement, pursuant to which Opnext Japan licenses to Hitachi Communication and its wholly owned subsidiaries, and Hitachi Communication licenses to Opnext Japan (with a right to sublicense to its wholly owned subsidiaries and us and our wholly owned subsidiaries), on a fully paid-up, non-exclusive basis, intellectual property rights (patents, copyrights, mask works, software and trade secrets) related to the business transferred by Hitachi to Opnext Japan, whether existing or which arise during the period from July 31, 2001 to July 31, 2011. The licenses granted under the agreement expire July 31, 2011, provided that the license to intellectual property that is licensed as of such date will continue on reasonable terms and conditions to be agreed upon between the parties, until such intellectual property expires. Opnext Japan may also sublicense the intellectual property rights licensed from Hitachi Communication to its customers as necessary or appropriate in connection with the completion of Opnext Japan’s products or services, to complete the sale of products and services in the ordinary course of business, or to enable joint development of a product or service to be manufactured and sold by Opnext Japan to a customer. However, such sublicense rights are subject to Hitachi’s consent and Hitachi may condition its consent on Opnext Japan making changes requested by Hitachi, or in lieu of providing such consent, Hitachi may elect to enter a license agreement directly with a customer.

     Pursuant to the terms of such Intellectual Property License Agreement, Hitachi Communication covenants not to sue Opnext Japan or us or any sublicensees of Opnext Japan, and Opnext Japan covenants not to sue Hitachi Communication or its wholly owned subsidiaries, or Hitachi Communication’s sublicensees, for infringement of any intellectual property related to Opnext Japan’s business. Each party’s covenant not to sue also extends to customers of the other party (and our customers in the case of Hitachi Communication’s covenant not to sue), provided that it only extends to the products or methods provided by Opnext Japan or the Company, and not to customer products or methods that incorporate products of Opnext Japan or the Company if the customer products or methods infringe intellectual property of Hitachi Communication that is not licensed to Opnext Japan under this agreement. Each party indemnifies the other party for losses arising from any breach of any covenant under the agreement. If a party commits a material breach that remains uncured for 60 days following notice of such breach, the other party may terminate its obligation to license intellectual property under the agreement, and if it elects to exercise such option, it is obligated to negotiate in good faith the terms of a new license agreement for the same intellectual property on commercially reasonable terms. On July 1, 2009, Hitachi Communication merged with Hitachi and the agreement was assumed by Hitachi. All terms and conditions of the agreement remain unchanged.
  Opnext Research and Development Agreement
     We are parties with Hitachi to a Research and Development Agreement pursuant to which Hitachi provides research and development support to us and/or our affiliates (other than Opnext Japan). Under the agreement, Hitachi supports research and development projects requested by us. To the extent any intellectual property (patents, copyrights, mask works, software and trade secrets) directly results from the research, we will own it provided we fund 100% of the costs of the research, or we will be a joint owner where we fund 50% or more of the costs of the research or provide other contributions. In all other cases, Hitachi will own any intellectual property resulting from the research. We license to Hitachi and its wholly owned subsidiaries any such intellectual property owned by us, and Hitachi licenses to us (with a right to sublicense to our wholly owned subsidiaries) any such intellectual property owned by Hitachi. These licenses are irrevocable and: (i) with respect to patent rights, survive for so long as any applicable patent is valid; and (ii) with respect to all other intellectual property, perpetual. There were no research and development expenses related to this agreement for the fiscal year ended March 31, 2010 or the six-month period ended September 30, 2010.
     Each party indemnifies the other party for losses arising from any breach of any covenant under the agreement. Hitachi indemnifies us from any losses arising from a third party claim that intellectual property licensed by Hitachi to us under the agreement infringes such third party’s intellectual property rights. We indemnify Hitachi from any losses arising from a third party claim that products developed or manufactured by us or specifications and instructions provided to Hitachi infringe such third party’s intellectual property rights. The parties will jointly defend infringement claims involving jointly owned intellectual property. If a party commits a material breach that remains uncured for 60 days following notice of such breach, the other party may terminate its obligation to license intellectual property developed or filed on or after the effective date of termination, provided that the licenses granted for intellectual property developed or filed prior to the effective date of termination shall continue pursuant to the terms and conditions of the agreement. This agreement expires on February 20, 2012.
  Opnext Japan Research and Development Agreement
     Opnext Japan and Hitachi are parties to a Research and Development Agreement pursuant to which Hitachi provides research and development support to Opnext Japan and/or its affiliates. The agreement was amended on October 1, 2002 to include Opto Device under the same terms and conditions as Opnext Japan, and to expand the scope to include research and development support related to Opto Device’s business. Under the agreement, Hitachi supports research and development projects requested by Opnext Japan. To the extent any intellectual property (patents, copyrights, mask works, software and trade secrets) directly results from the research, Opnext Japan will own it provided Opnext Japan funds 100% of the costs of the research, or will be a joint owner where it funds 50% or more of the costs of the research or provides other contributions. In all other cases, Hitachi will own any intellectual property resulting from the research. Opnext Japan licenses to Hitachi and its wholly owned subsidiaries any such intellectual property owned by Opnext Japan, and Hitachi licenses to Opnext Japan (with a right to sublicense to its wholly owned subsidiaries and us and our wholly owned subsidiaries) any such intellectual property owned by Hitachi. These licenses are irrevocable and: (i) with respect to patent rights, survive for so long as any applicable patent is valid; and (ii) with respect to all other intellectual property, perpetual. The research and development expenditures relating to the agreement are generally negotiated semi-annually on a fixed fee project basis and were $4.1 million for the fiscal year ended March 31, 2010 and $1.7 million for the six-month period ended September 30, 2010.
     Each party indemnifies the other party for losses arising from any breach of any covenant under the agreement. If a party commits a material breach that remains uncured for 60 days following notice of such breach, the other party may terminate its obligation to license intellectual property developed or filed on or after the effective date of termination, provided that the licenses granted for intellectual property developed or filed prior to the effective date of termination shall continue pursuant to the terms and conditions of the agreement. This agreement expires on February 20, 2012.
     Pursuant to this agreement, Opnext Japan and Hitachi have entered into various research and development agreements that provide for the terms and conditions of specific research projects.
  Opnext Japan Outsourcing Agreement
     Opnext Japan and Hitachi are parties to an Outsourcing Agreement, which requires Hitachi to provide services, including administrative services in the areas of human resources, finance and accounting, information systems, procurement, and other general support. Hitachi may provide the services through third party subcontractors. Fees for the services are adjusted every six months based on volume forecasts submitted by Opnext Japan and fees submitted by Hitachi for discussion between the parties. Unless otherwise mutually agreed, volume forecasts and fees submitted by each party will apply for the upcoming period. Each party indemnifies the other party against third party claims resulting from such party’s gross negligence or willful misconduct. Each party’s liability for damages arising out of the agreement is limited to an amount equal to payments made by Opnext Japan to Hitachi for the services during the nine months prior to the first claim. By mutual agreement of the parties, the agreement was terminated on July 31, 2008. However, Hitachi has continued to make various services available to Opnext under the arrangements established pursuant to the Outsourcing Agreement. Specific charges for such services amounted to $1.9 million for the fiscal year ended March 31, 2010 and $1.0 million for the six-month period ended September 30, 2010.
  Opnext Preferred Provider Agreement
     The Company and Hitachi were parties to a Preferred Provider Agreement, which terminated on July 31, 2008 by mutual agreement of the parties. Pursuant to the terms of such Preferred Provider Agreement, Hitachi agreed to purchase all of its requirements with respect to optoelectronic components from us; provided that: (i) such components met Hitachi’s specifications and delivery requirements; (ii) we gave Hitachi the most favorable aggregate price for comparable components and comparable volumes, and (iii) such obligation was subject to Hitachi’s product requirements. Hitachi’s obligation to purchase these products from us was excused when customers required that products be sourced from multiple vendors or from vendors unaffiliated with the Company, when prudent business practices required Hitachi to maintain a second supply source, or when the Company was unable to meet Hitachi’s or its customers’ requirements for technical support, technical data, or time to market for new products. The terms for procuring such components were set forth in the Opnext Japan Procurement Agreement described below. Each party’s liability for damages arising out of the agreement during any twelve-month period was limited to $36.0 million U.S. dollars, except in connection with a breach of a party’s confidentiality obligations.
     Although this agreement was terminated, we have continued to sell to Hitachi and its subsidiaries under the arrangement established by this agreement. Sales under this arrangement were $14.7 million for the fiscal year ended March 31, 2010 and $12.5 million for the six-month period ended September 30, 2010. At March 31, 2010 and September 30, 2010, we had accounts receivable from Hitachi and its subsidiaries of $4.5 million and $6.3 million, respectively, pursuant to such arrangement.
  Opnext Raw Materials Supply Agreement
     The Company and Hitachi were parties to a Raw Materials Supply Agreement that terminated on July 31, 2008 by mutual agreement of the parties. Under the terms and conditions of such Raw Materials Supply Agreement, Hitachi agreed to continue to make available for purchase by us laser chips and other semiconductor devices and all other raw materials that were provided by Hitachi to the business prior to or as of July 31, 2001 for our production of optoelectronics components. Pricing was negotiated between the parties, but Hitachi was obligated to provide prices that were no greater than the lowest aggregate price Hitachi charged similarly situated customers. For raw materials Hitachi purchased from third parties, Hitachi charged us the prices paid by Hitachi, net of any discounts obtained by Hitachi. Each party’s liability for damages arising out of the agreement during any twelve-month period was limited to $24.0 million U.S. dollars or the aggregate dollar amount of materials projected to be purchased by us under the agreement in the following twelve-month period, whichever was greater, except where Hitachi divested its telecommunications division and the acquirer did not agree to assume Hitachi’s obligations under this agreement as they relate to the raw materials.
     Although this agreement was terminated, we have continued to make purchases from Hitachi and its subsidiaries under the arrangement established by the agreement. Purchases under the arrangement were $19.8 million for the fiscal year ended March 31, 2010 and $13.2 million for the six-month period ended September 30, 2010. At March 31, 2010 and September 30, 2010, we had accounts payable to Hitachi and its subsidiaries of $4.7 million and $6.5 million, respectively, pursuant to such arrangement.
  Opnext Logistics and Distribution Agreements
     We entered into a Logistics Agreement on April 1, 2002 with Hitachi Transport System, Ltd., or Hitachi Transport, a wholly owned subsidiary of Hitachi, pursuant to which Hitachi Transport provides to us and our subsidiaries logistic services such as transportation, delivery and warehouse storage. The agreement had an initial term of one year with automatic one-year renewals. Specific charges for such distribution services are based on volume at fixed per transaction rates generally negotiated on a semi-annual basis. Expenses were $1.4 million for the fiscal year ended March 31, 2010 and $0.7 million for the six-month period ended September 30, 2010 in connection with the agreement.
     We sell our products directly to end users and through distributors. For the fiscal year ended March 31, 2010 and the six-month period ended September 30, 2010, certain subsidiaries of Hitachi acted as our distributors in Japan. In 2003, Opnext Japan entered into distribution agreements with Hitachi High Technologies, Renesas Technology Sales and Renesas Devices Sales, which is a subsidiary of Renesas Technology Sales. These agreements were entered into for an initial one-year term and are automatically renewable for one-year periods. Such agreements are basic distributor contracts. Sales pursuant to these agreements were $11.4 million for the fiscal year ended March 31, 2010 and $7.1 million for the six-month period ended September 30, 2010.
  Software User License Agreement with Renesas Technology
     Opnext Japan and Renesas Technology, one of Hitachi’s subsidiaries, are parties to a software user license agreement, pursuant to which Renesas Technology grants to Opnext Japan a non-exclusive royalty-free, fully paid-up right to duplicate, modify or alter proprietary software for use in developing, manufacturing and selling Opnext Japan’s products, which includes Renesas Technology’s microcomputer product or a version of the program for such product. The agreement also grants Opnext Japan the right to sublicense to third parties the right to use a copy of such proprietary software as a component part of Opnext Japan’s products, including the right to sublicense to a third party service provider for purposes of production of such software or manufacturing of Opnext Japan’s products. The initial agreement had a term of one year with automatic one-year renewals unless terminated earlier by mutual agreement. The current term expires October 20, 2011.
  Lease Agreement with Hitachi
     Opnext Japan leases certain manufacturing and administrative premises from Hitachi located in Totsuka, Japan, pursuant to a lease agreement entered into between Opnext Japan and Hitachi. The original term of the lease was for one year and began on February 1, 2001. In 2002, Hitachi assigned the lease to Hitachi Communication Technologies, Ltd., a wholly owned subsidiary of Hitachi. An amendment was thereafter entered into between Hitachi Communication Technologies, Ltd. and Opnext Japan, which, among other modifications, modified the premises covered under the lease and according to which approximately 115,852 square feet (10,763 square meters) are now leased to Opnext Japan. A subsequent amendment was entered into between Hitachi Communication Technologies, Ltd. and Opnext Japan to extend the term of the lease. Pursuant to this amendment, the lease will terminate on September 30, 2011 and will be renewable for successive one-year terms, provided that neither party notifies the other of its contrary intention. On July 1, 2009, Hitachi Communication Technologies, Ltd. merged with Hitachi and the agreement was assumed by Hitachi. All terms and conditions of the agreement remain unchanged.
     The lease payments for these premises were $751,000 for the fiscal year ended March 31, 2010 and $392,000 for the six-month period ended September 30, 2010.
  Lease Agreement with Renesas Technology
     Opnext Japan leases certain manufacturing and administrative premises located in Komoro, Japan, from Reneses Technology, a wholly owned subsidiary of Hitachi, pursuant to a lease agreement initially entered into on October 1, 2002. The current term of the lease will terminate on March 31, 2011, subject to an automatic five-year extension provided that neither party notifies the other of its contrary intention. Under this agreement, Renesas Technology has the option to increase the rent upon the occurrence of certain circumstances during the term of the lease.
     The lease payments for these properties were $98,000 for the fiscal year ended March 31, 2010 and $38,000 for the six-month period ended September 30, 2010.
  Lease Agreement with Chuo Shoji
     Chuo Shoji, Ltd., or Chuo Shoji, one of Hitachi’s subsidiaries, leases office space located in Chiyoda-ku (Tokyo), Japan to Opnext Japan. The building is owned by Tokyo Tatemono Co., Ltd. (“Tokyo Tatemono”) and leased to Chuo Shoji. The term of the lease agreement automatically renews for successive periods of two years unless either party gives notification to terminate the lease to the other party six months or more prior to the end of then current term. The current term expires on June 11, 2012. Opnext Japan executed a letter of guarantee for the benefit of Tokyo Tatemono, according to which the lease agreement between Opnext Japan and Chuo Shoji shall be terminated and Opnext Japan shall vacate the premises in the event that the lease agreement between Chuo Shoji and Tokyo Tatemono is terminated.
     The lease payment under this agreement was $133,000 for the fiscal year ended March 31, 2010 and $68,000 for the six-month period ended September 30, 2010.
  Opnext Japan Secondment Agreement
     Opnext Japan, Inc. and Hitachi entered into a one-year secondment agreement effective February 1, 2001 with automatic annual renewals, which provides for the details of the secondment of Hitachi employees to Opnext Japan, Inc. Hitachi is entitled to terminate the secondment agreements at any time.
     As of March 31, 2010 and September 30, 2010, there were five and eight seconded employees, respectively. Expenses associated with these employees were $711,000 for the fiscal year ended March 31, 2010 and $555,000 for the six-month period ended September 30, 2010.
  Opto Device Secondment Agreements
     Opto Device entered into one-year secondment agreements with Hitachi and Hitachi Tohbu Semiconductor, Ltd., or HTS, one of Hitachi’s wholly owned subsidiaries, respectively, effective October 1, 2002 with automatic annual renewals. Hitachi and HTS are each entitled to terminate the secondment agreements at any time.
     As of March 31, 2010 there was one seconded employee. Expenses associated with this employee were $144,000 for the fiscal year ended March 31, 2010. There were no seconded employees during the six-month period ended September 30, 2010.
  Capital Leases with Hitachi Capital Corporation
     Opnext Japan has entered into capital leases with Hitachi Capital Corporation to finance certain equipment purchases. At March 31, 2010, Opnext Japan had outstanding capital leases with Hitachi Capital Corporation of

$23.7 million, and at September 30, 2010, Opnext Japan had outstanding capital leases with Hitachi Capital Corporation of $29.6 million. The terms of the leases generally range from three to five years and the equipment can be purchased at the residual value upon expiration. Opnext Japan can terminate the leases at its discretion in return for a penalty payment as stated in the lease contracts.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership of all equity and derivative securities with the SEC. SEC regulations also require that a copy of all Section 16(a) forms filed with the SEC be furnished to the Company by Reporting Persons. Based solely on our review of the reports filed by Reporting Persons, or written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, during and with respect to the fiscal year ended March 31, 2010, the Reporting Persons met all applicable Section 16(a) filing requirements, except for the following: (1) Phil Otto, a member of our Board, filed a Form 4 on June 28, 2010, and failed to file a Form 5, in connection with three late Form 4 filings related to shares of our Common Stock issued to him on January 30, 2009, October 30, 2009 and February 16, 2010 pursuant to his participation in the StrataLight Communications, Inc. Employee Liquidity Bonus Plan in accordance with the terms of that certain Agreement and Plan of Merger, dated as of July 9, 2008, among Opnext, Inc., StrataLight Communications, Inc., Omega Merger Sub 1, Inc., Omega Merger Sub 2, Inc. and Jerome S. Contro as the stockholder representative; and (2) Harry Bosco, our Chief Executive Officer, President and Chairman of the Board, filed one late Form 4 on July 16, 2010 in connection with restricted stock units granted to him on January 27, 2010 which constituted his Annual Grant (as defined under “Director Compensation” above).
Stockholder Proposals and Nominations
     Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2011 proxy statement, your proposal must be received by us no later than September 5, 2011, and must otherwise comply with Rule 14a-8. However, if the date of the 2011 annual meeting changes by more than 30 days from the one-year anniversary of the date of the 2010 Annual Meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2011 annual meeting.
     Proposals and Nominations Pursuant to our Bylaws. Under our Bylaws, in order to nominate a director or bring any other business before the stockholders at the 2011 annual meeting of stockholders that will not be included in our proxy statement, you must notify us in writing and such notice must be delivered to our Corporate Secretary (i) not later than October 22, 2011 nor earlier than September 22, 2011 or (ii) if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, not earlier than the 120th day and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting was first made.
     You may write to our Corporate Secretary at our principal executive office, 46429 Landing Parkway, Fremont, California 94538, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the Bylaws.
Householding of Proxy Materials
     The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
     This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Opnext, Inc., 46429 Landing Parkway, Fremont, California 94538, or contact Investor Relations by telephone at (510) 743-6833. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

By Order of the Board of Directors

Justin J. O’Neill
Corporate Secretary

December 30, 2010

EXHIBIT A
FIRST AMENDMENT TO
OPNEXT, INC.
SECOND AMENDED AND RESTATED
2001 LONG-TERM STOCK INCENTIVE PLAN
     THIS FIRST AMENDMENT TO OPNEXT, INC. SECOND AMENDED AND RESTATED 2001 LONG-TERM STOCK INCENTIVE PLAN (this “First Amendment”), dated as of December 22, 2010, is made and adopted by Opnext, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).
     WHEREAS, the Company maintains the Opnext, Inc. Second Amended and Restated 2001 Long-Term Stock Incentive Plan (the “Plan”);
     WHEREAS, pursuant to Section 11(a) of the Plan, the Plan may be amended from time to time by the Company’s Board of Directors; and
     WHEREAS, pursuant to Section IV.5.iv of the Compensation Committee Charter, the Compensation Committee has the authority to approve amendments of all long-term incentive compensation and stock option plans of the Company on behalf of the Board of Directors; and
     WHEREAS, the Company desires to amend the Plan as set forth herein, subject to approval of this First Amendment by the Company’s stockholders.
     NOW, THEREFORE, BE IT RESOLVED, that the Plan be amended as follows:
     1. The first sentence of Section 4(a) of the Plan is hereby amended and restated in its entirety as follows:
     “Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 27,500,000.”
     2. The following new Section 11(c) of the Plan is hereby added immediately after Section 11(b) of the Plan:
     “(c) Prohibition on Repricing. Subject to Section 13, neither the Board nor the Committee may, without the approval of the Company’s stockholders, take any action with respect to Awards that would constitute a “repricing” within the meaning of the rules and listing standards of The Nasdaq Stock Market (or such other principal national securities market or exchange on which the Shares are then listed).”
     3. This First Amendment shall be and is hereby incorporated in and forms a part of the Plan.

     4. All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein.
*      *      *
     I hereby certify that the foregoing First Amendment was duly adopted by the Compensation Committee of the Board of Directors of Opnext, Inc. on December 22, 2010.
     Executed on this 22nd day of December, 2010.

Secretary
*      *      *
     I hereby certify that the foregoing First Amendment was duly approved by the stockholders of Opnext, Inc. on [January 20, 2011].
     Executed on this _____ day of [January, 2011].

Secretary

2

ANNUAL MEETING OF STOCKHOLDERS OF
OPNEXT, INC.
January 20, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, proxy card, Annual Report on Form 10-K and Form 10-K/A are available at http://investor.opnext.com/annual-proxy.cfm
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â
▄	20333000000000001000 5	012011

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED BELOW , A VOTE “FOR” THE FIRST AMENDMENT TO THE OPNEXT, INC. SECOND AMENDED
AND RESTATED 2001 LONG-TERM STOCK INCENTIVE PLAN AND A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:							FOR	AGAINST	ABSTAIN
					2.	To approve the First Amendment to the Opnext, Inc. Second Amended and Restated 2001 Long-Term Stock Incentive Plan:	☐	☐	☐

		NOMINEES:			3.	To ratify the selection of Ernst & Young LLP as Opnext’s independent registered public accounting firm for the fiscal year ending March 31, 2011:	☐	☐	☐
☐	FOR ALL NOMINEES	¡	Mr. Charles J. Abbe	Class I director
		¡	Mr. Kendall Cowan	Class I director
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Mr. Ryuichi Otsuki	Class I director
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2 and Proposal 3.

					PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING.			☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■
■

▄
OPNEXT, INC.
Proxy for Annual Meeting of Stockholders on January 20, 2011

Solicited on Behalf of the Board of Directors
      As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES and follow the instructions. Use the Company Number and Account Number shown on your proxy card.
      The undersigned hereby appoints Justin J. O’Neill and Ryan Hochgesang as proxies, each with full power of substitution and power to act alone, to represent and vote as designated on the reverse side all the shares of Common Stock of Opnext, Inc. held of record by the undersigned on December 16, 2010, at the Annual Meeting of Stockholders to be held at 10:00 A.M. PST on January 20, 2011, or any continuation, adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

▄	14475	▄